Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

AMONG

RENEWABLE ENERGY GROUP, INC.,

REG SYNTHETIC FUELS, LLC,

AND

SYNTROLEUM CORPORATION

Dated as of December 17, 2013

EXECUTION VERSION

3

4

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 17, 2013 by and among REG SYNTHETIC FUELS, LLC, an Iowa limited liability company (“Purchaser”), RENEWABLE ENERGY GROUP, INC., a Delaware corporation (“Parent”), and SYNTROLEUM CORPORATION, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company is principally engaged in the business of conversion of synthesis gas into liquid hydrocarbons, the upgrading of FT liquid hydrocarbons into refined petroleum products, and converting renewable feedstocks into drop-in bio-fuels;

WHEREAS, the Company desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from the Company, the Purchased Assets (as hereafter defined), which constitute substantially all assets of the Company, and the Assumed Liabilities (as hereafter defined) for the purchase price and on the terms and subject to the conditions hereinafter set forth (the “Asset Sale”);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement, the Asset Sale and the other transactions contemplated hereby are expedient and fair to, and in the best interests of, the Company and its stockholders, and (ii) adopted resolutions approving this Agreement, the Asset Sale and the other transactions contemplated hereby, and recommending to the stockholders of the Company the adoption of a resolution approving the sale of substantially all of the Company’s assets pursuant to, and on the terms and conditions set forth in, this Agreement;

WHEREAS, the Boards of Directors of Purchaser and Parent has unanimously approved this Agreement, the Asset Sale and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

WHEREAS, as soon as practicable following the Closing (as hereafter defined), the Company intends to: (1) wind up its affairs, satisfy all valid claims of creditors and others having claims against the Company, and distribute any remaining assets (including any remaining Purchase Price) to its stockholders; (2) request delisting of its shares from the NASDAQ Capital Market (the “NASDAQ”); and (3) be dissolved and liquidated;

WHEREAS, for United States federal income tax purposes, it is intended that the Asset Sale contemplated by this Agreement will qualify as a reorganization under the provisions of Section 368(a)(1)(C) of the Code (as hereafter defined), and that this Agreement constitutes a plan of reorganization within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code (as hereafter defined); and

WHEREAS, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 1.01 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from the Company and the Company shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all of the Company’s, right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Liens. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Company, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Company, other than the Excluded Assets, including without limitation each of the following assets:

(a) all stock or equity interests in the Included Subsidiaries, including all rights as a member of Dynamic, but specifically not including the stock or equity interests in the Excluded Subsidiaries;

(b) all of the Company’s Proprietary Rights, including without limitation the Company’s Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedules, and the right to enforce and seek and retain damages for the infringement or misappropriation of such Proprietary Rights;

(c) all Contracts to which the Company is a party and rights thereunder, including, without limitation, those Contracts set forth on Section 1.01(c) of the Company Disclosure Schedules, but excluding the Company Options, Severance Agreements, Contracts set forth on Section 1.02(b) of the Company Disclosure Schedules; and those Contracts which become Excluded Assets pursuant to Section 5.17 (the “Purchased Contracts”);

(d) all cash and cash equivalents, in excess of the Cash Reserve;

(e) all accounts receivable and other current assets;

(f) all tangible personal property (such as machinery, equipment, furniture, office equipment, vehicles and tools);

(g) all Permits, to the extent transferable under applicable Law;

(h) all Documents; and

(i) all claims, deposits, prepayments and rights to refunds (including without limitation any refunds relating to Taxes) causes of action, rights of recovery and rights of set-off.

Section 1.02 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Company shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a) any Contracts that become Excluded Assets in accordance with Section 5.17;

(b) the Contracts set forth on Schedule 1.02(b) (the “Specified Contracts”);

(c) the Company’s rights under this Agreement and the Assignment and Assumption Agreement;

(d) treasury shares in the Company;

(e) the Company’s certificate of incorporation, by-laws, minute books, corporate seal and other corporate records relating to its corporate organization and capitalization;

(f) the Company Options and Severance Agreements, except as set forth on Section 1.01(c) of the Company Disclosure Schedules.

(g) the Benefit Plans;

(h) the amount of cash equal to the Cash Reserve;

(i) all personal records and other records that the Company is required by Law to maintain in its possession;

(j) all stock or equity interests in the Excluded Subsidiaries; and

(k) all insurance policies, including director and officer insurance policies, of the Company and rights to proceeds thereunder.

Section 1.03 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, the following (and only the following) Liabilities of the Company as of the Closing:

(a) all Liabilities arising from or related to the Purchased Contracts;

(b) all accounts payable reflected on the Company’s balance sheet as of September 30, 2013 and accounts payable arising since the date of such balance sheet in the ordinary course of business (collectively, the “Assumed Liabilities”); and

(c) the Liabilities listed on Section 1.03(c) of the Company Disclosure Schedules.

Section 1.04 Excluded Liabilities. Purchaser will not assume or be liable for any Liabilities of the Company, except for Assumed Liabilities, which shall remain the obligations of the Company following the Closing (the “Excluded Liabilities”). The Company shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities, including without limitation each of the following Liabilities of the Company:

(a) except to the extent expressly included as an Assumed Liability, any Liability arising or resulting from events occurring after the Closing, including without limitation any Liability arising in connection with the liquidation of the Company and/or any dividend or other distribution by the Company to its stockholders;

(b) except to the extent expressly included as an Assumed Liability, any Liability under or with respect to any Excluded Assets including, without limitation, all Liabilities under the Specified Contracts and all Contracts that become Excluded Assets in accordance with Section 5.17;

(c) any Liability arising under this Agreement;

(d) all Liabilities of the Company or any of its Subsidiaries for fees, expenses and costs of legal, accounting, financial or other advisors incurred in connection with or arising from this Agreement, the Asset Sale or any of the other transactions contemplated hereby;

(e) any Liability or obligation of the Company with respect to its employees, directors or consultants, including those arising out of the employment or retention of any employee or service provider, including without limitation any Liability arising out of any employment agreements, Benefit Plans and Severance Agreements (including, without limitation, any Liability with respect to Taxes required to be paid or withheld in connection with any grant, exercise or acceleration of any option, award or other such right);

(g) all Liabilities for Excluded Taxes; and

(h) all Liabilities listed on Section 1.04(h) of the Company Disclosure Schedules.

ARTICLE II

PURCHASE PRICE; CLOSING AND TERMINATION

Section 2.01 Purchase Price. In consideration of the sale and transfer of the Purchased Assets and in addition to the assumption of the Assumed Liabilities by the Purchaser, Purchaser agrees to transfer and deliver to the Company (the “Purchase Price”) 3,796,000 shares of Parent Common Stock, less the number of Adjustment Shares, if any; provided, however, that in the event that the Parent Average Share Price is equal to or greater than $12.91, the Purchase Price shall be the number of shares of Parent Common Stock equal to (A) $49,000,000, divided by (B) the Parent Average Share Price (such amount to be rounded up to the nearest whole share). As used in this Agreement, (x) “Parent Average Share Price” means the average of the last reported sale price per share of Parent Common Stock on NASDAQ or, if the Parent Common Stock is not then listed on NASDAQ, then the principal securities market on which the Parent Common Stock is then listed or quoted, for the 20 consecutive Trading Days on which such shares are actually traded on NASDAQ (or such other market) ending on the third Trading Day prior to the Closing Date and (y) “Trading Day” means any day on which securities are traded on NASDAQ (or such other market).

Section 2.02 Payment of Purchase Price. At the Closing, (a) the Company shall deliver to the Purchaser the various agreements, certificates, instruments and documents referred to in Section 6.02; (b) the Parent and the Purchaser shall deliver to the Company the various agreements, certificates, instruments and documents referred to in Section 6.03; (c) the Company shall execute, acknowledge (if appropriate) and deliver to the Purchaser (i) an assignment and assumption agreement (the “Assignment and Assumption Agreement”) in form and substance acceptable to Purchaser and such transfer documents as Purchaser may reasonably request evidencing the transfer of any Proprietary Rights transferred pursuant to this Agreement (the “IP Assignment Agreements”) and (ii) such other instruments of sale, transfer, conveyance and assignment as the Purchaser and its counsel may reasonably request; (d) the Purchaser shall execute, acknowledge and deliver to the Company (i) the Assignment and Assumption Agreement and the IP Assignment Agreements and (ii) such other instruments of assumption as the Company and its counsel may reasonably request; (e) the parties hereto shall have delivered the documents and performed the obligations set forth in Article VI hereof; and (f) the Purchaser will deliver to the Company the Purchase Price payable at the Closing as specified in Section 2.01.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Asset Sale (the “Closing”) will take place at 10:00 a.m., New York City local time, as promptly as practicable, but in no event later than the second Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, Massachusetts 02199 or at such other place, date and time as the Company and Purchaser may agree in writing. The date of the Closing is referred to as the “Closing Date.”

Section 2.04 Parent Guaranty. The Parent hereby unconditionally guarantees to the Company (i) the full and prompt payment when due of the Purchase Price in accordance with this Agreement, (ii) the Purchaser’s assumption and responsibility for the Assumed Liabilities, and (iii) all of the Purchaser’s other obligations under this Agreement and the documents related thereto (collectively, the “Guaranteed Obligations”), such that if the Guaranteed Obligations are not paid or performed by the Purchaser when due or required, the Parent will promptly, upon the written demand of the Company, pay or cause the performance of the Guaranteed Obligations. The liability of the Parent on this guaranty shall be continuing, direct and immediate and not conditional or contingent upon the pursuit of remedies against the Purchaser, and separate actions may be brought against both the Purchaser and the Parent.

Section 2.05 Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold from the Purchase Price and any other payments contemplated by this Agreement such amounts as they, in their reasonable discretion, determine are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are withheld pursuant to this Section 2.05, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. At the Closing, the Company will provide any forms or certificates the Parent or Purchaser may reasonably request in order to satisfy withholding obligations under any applicable Tax law.

Section 2.06 2007 Warrant. If, in connection with the liquidation and dissolution of the Company following the Closing, the Company is required to offer security with respect to potential contingent liabilities associated with “Warrant Tranche II” and “Warrant Tranche III” under the 2007 Warrant Agreement, either pursuant to an agreement with the contingent claimant or the approval of the Delaware Court of Chancery, then Purchaser agrees that it shall, at Purchaser’s election (in its sole discretion), do one of the following: (i) deliver to the Company shares of Parent Common Stock with a current market value in an amount sufficient to fully fund such security (less $200,000 in the event that the Company does not seek Chancery Court approval), or (ii) agree with the Company to assume the Company’s obligations with respect to “Warrant Tranche II” and “Warrant Tranche III” under the 2007 Warrant Agreement; notwithstanding the foregoing, if, for any reason, the Company is unable, prior to the first anniversary of the Closing Date, to either (A) come to agreement with the contingent claimant or (B) obtain the final, non-appealable approval of the Delaware Court of Chancery to the proposed security, then the Purchaser shall assume the Company’s obligations with respect to “Warrant Tranche II” and “Warrant Tranche III” under the 2007 Warrant Agreement. The Company agrees to use reasonable good faith efforts to reach agreement with the contingent claimant or obtain Delaware Court of Chancery approval as promptly as practicable and shall provide keep Purchaser advised on a current basis regarding the status of, and provide Purchaser the opportunity to participate in, any discussions with the contingent claimant. The Company shall not come to agreement with the contingent claimant without Purchaser’s prior written consent, which consent shall not be unreasonably withheld.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the disclosure schedules with respect to this Agreement delivered by the Company to Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants to Purchaser as follows:

Section 3.01 Organization and Qualification.

(a) The Company and each of its Subsidiaries is a duly organized and validly existing corporation or other legal entity in good standing under the Laws of its jurisdiction of formation or organization, with all requisite entity power and authority to own, lease and operate its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned, leased or operated by it or the conduct of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and is not reasonably likely to have a Material Adverse Effect. The Company has heretofore provided to Purchaser true, correct and complete copies of the Certificate of Incorporation and Bylaws of the Company and the certificate of incorporation and bylaws (or similar governing documents), each as currently in effect, for each of the Company’s Subsidiaries and the Company and each of its Subsidiaries is in compliance in all respects with its respective certificate of incorporation and bylaws (or similar governing documents). Section 3.01(a) of the Company Disclosure Schedules sets forth a list of all Subsidiaries of the Company, the state of incorporation or organization and the foreign jurisdictions in which each such Subsidiary is qualified to do business.

(b) Section 3.01(b) of the Company Disclosure Schedules sets forth with respect to the Company and each of its Subsidiaries: (i) all directors and officers, (ii) all bank, payroll and securities brokerage accounts and all authorized signers for each such account; and (iii) all powers of attorney granted to any Person that are currently in effect.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, of which 9,966,117 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of preferred stock, $.01 par value per share (“Company Preferred Stock”), of which 250,000 shares have been designated Series A Junior Participating Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. In addition, as of the date of this Agreement, there are outstanding Options to purchase an aggregate of 572,640 shares of Company Common Stock (the “Company Options”) and Warrants to purchase an aggregate of 1,787,687 shares of Company Common Stock (the “Company Warrants”). As of the date hereof, no shares of Company Preferred Stock are reserved for issuance, other than 250,000 shares of Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Company Rights Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. The Company has no shares of Company Common Stock reserved for issuance except with respect to the exercise of the Company Options and Company Warrants described in this Section 3.02(a), each of which is listed on Section 3.02(a)(i) of the Company Disclosure Schedules, together with the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Options or Company Warrants, the number of vested shares of Company Common Stock, the date of expiration and the exercise price thereof. Except as listed on Section 3.02(a)(ii) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Asset Sale will create any obligation or Liability for the Purchaser or the Parent with respect to any Company Option or Company Warrant. The Company Common Stock and Series A Junior Participating Preferred Stock constitute the only classes of securities of the Company or any of its Subsidiaries registered or required to be registered under the Exchange Act.

(b) Except for the Company Options and Company Warrants described in paragraph (a), there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) except as listed on Section 3.02(b) of the Company Disclosure Schedule, obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the shares of Company Common Stock, being referred to collectively as “Company Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the shares of Company Common Stock. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.

(c) Section 3.02(c) of the Company Disclosure Schedules lists each Subsidiary of the Company and sets forth the Company’s percentage ownership and, with respect to non-Wholly-Owned Subsidiaries, ownership type in each such Subsidiary. Each of the outstanding shares of capital stock or other securities of or interests in each such Subsidiary is duly authorized, validly issued, fully paid and nonassessable and the Company or one or more of its direct or indirect Wholly-Owned Subsidiaries is the record and beneficial owner of the applicable equity interests of each Subsidiary of the Company, free and clear of all Liens other than Permitted Liens. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”). The transfer of the stock or other equity interests in the Included Subsidiaries to the Purchaser pursuant to the Asset Sale is not subject to any right of first refusal, right of first offer, right to purchase, transfer restriction or other Lien. There are no (x) outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities, or (y) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity securities of any entity that is not a Subsidiary of the Company. None of the Excluded Subsidiaries owns or has a right to acquire any significant assets.

Section 3.03 Authority; Board Action.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Vote and the satisfaction of the conditions set forth in Article VI, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Company Stockholder Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Purchaser and Parent, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Requirements of Law of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company has unanimously (i) determined that this Agreement, the Asset Sale and the other transactions contemplated hereby are expedient and fair to, and in the best interests of, the Company and its stockholders, and (ii) adopted resolutions approving this Agreement, the Asset Sale and the other transactions contemplated hereby, and, subject to Section 5.03(d), recommending to the stockholders of the Company the adoption of a resolution approving the sale of substantially all of the Company’s assets pursuant to, and on the terms and conditions set forth in, this Agreement (the “Company Board Recommendation”).

(c) The Board of Directors of the Company has, to the extent such statutes or provisions are applicable, taken all action necessary to exempt Parent, Purchaser, the Asset Sale and the other transactions contemplated hereby from Section 203 of the DGCL and Article VIII of the Company’s certificate of incorporation. No other antitakeover Law is applicable to this Agreement, the Asset Sale or the other transactions contemplated hereby.

Section 3.04 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions by the Company contemplated hereby will, assuming that the conditions set forth in Article VI are satisfied, (i) violate or conflict with or result in any Breach of any provision of (A) the Certificate of Incorporation or Bylaws or (B) the respective certificates of incorporation or bylaws or other similar governing documents of any Subsidiary, (ii) assuming all filings described in subsection (b) below have been made, conflict with or violate in any material respect any Laws binding upon the Company, any of its Subsidiaries or any of their respective assets or properties, or (iii) except as set forth in Section 3.04 of the Company Disclosure Schedules, violate or conflict with, or result in a Breach of any provision of, or require any consent, waiver or approval, or result in a default or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, amendment, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or result in the creation of any Lien (other than a Permitted Lien) upon any properties, assets or rights of the Company or any of its Subsidiaries, except as, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and its Subsidiaries and the consummation of the transactions contemplated hereby by the Company do not and will not require any material consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except the filing of the Company Proxy Statement and any other filings required under the Exchange Act with the SEC.

Section 3.05 Company SEC Documents; Financial Statements; Internal Controls.

(a) The Company has filed with the SEC all forms, reports, schedules, statements, financial statements and other documents required to be filed with the SEC by the Company (together with all information incorporated therein by reference, the “Company SEC Documents”) since January 1, 2011. No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates or, if amended prior to the date hereof, as of the amendment date, the Company SEC Documents complied, and any Company SEC Documents filed with the SEC after the date hereof will comply, in all material respects with the requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents at the time it was filed or, if amended prior to the date hereof, as of the amendment date, contained, or if filed after the date hereof, as of the filing date, will contain, any untrue statement of a material fact or omitted, or if filed after the date hereof as of the filing date, will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comments letters received from the SEC staff with respect to the Company SEC Documents. The Company has not received written notice that any of the Company SEC Documents are the subject of ongoing SEC review.

(b) The financial statements (including the notes thereto) of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing or, if amended prior to the date hereof, as of the date of filing of the amendment, and any Company SEC Documents filed after the date hereof will comply as to form, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, or will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that will not be material in amount or effect). The Company has heretofore made available or promptly will make available to the Purchaser a complete and correct copy of all amendments or modifications to the Company SEC Documents (in draft or final form) which are required to be filed with the SEC but have not yet been filed with the SEC. Except for liabilities and obligations incurred (A) in connection with this Agreement or the transactions contemplated hereby or (B) reflected or reserved against in the consolidated balance sheet of the Company as of September 30, 2013, including the notes thereto, or (c) in the ordinary course of the Company’s business since September 30, 2013, the Company and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(c) The Company maintains internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) in compliance with the requirements of the Exchange Act. The Company’s internal control over financial reporting is a process designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is effective in performing the functions for which it was established. Since the end of the Company’s most recent audited fiscal year, there has been (i) no significant deficiency or material weakness in the design or operation of the Company’s internal control over financial reporting (whether or not remediated) which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(d) The Company maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) consisting of controls and other procedures designed to ensure that information the Company is required to disclose in reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and that such information is accumulated and communicated to management, including the Company’s Chief Executive Officer and Chief Financial Officer. Each of the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (the “Sarbanes-Oxley Act”) and the NASDAQ, and the statements made in each such certification are complete and correct; the Company, its subsidiaries and its directors and officers are each in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) The Company is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.06 Absence of Certain Changes. Since September 30, 2013:

(a) The Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice except for the transactions contemplated by this Agreement, and have not taken, permitted or suffered any action or occurrence that, if taken, permitted or suffered after the date hereof, would not be permitted under paragraphs (a) through (z) of Section 5.01 hereof, and there has not occurred a Material Adverse Effect.

(b) The Company has not sustained any damage, destruction or loss by reason of fire, explosion, earthquake, casualty, labor trouble (including but not limited to any claim of wrongful discharge or other unlawful labor practice), requisition or taking of property by any government or agent thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of Contracts, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance) that has resulted or would be reasonably likely to result in a Material Adverse Effect.

Section 3.07 Related Party Transactions; Loans and Guarantees. Except pursuant to this Agreement and the transactions contemplated hereby or as disclosed in Section 3.07 of the Company Disclosure Schedules: (a) there are no material transactions or series of related transactions, agreements, arrangements or understandings, which involve any current or future obligations, nor are any such transactions or series of related transactions currently proposed, between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliated Persons, on the other hand, and true, complete and correct copies of such agreements and arrangements have been made available by the Company to Purchaser; (b) neither the Company nor any Subsidiary has made any loan to any Person which is outstanding in whole or in part, and neither the Company nor any Subsidiary has guaranteed the payment of any loan or debt of any Person pursuant to which the Company or any Subsidiary has or could have any current or future obligation, except for travel or similar advances made to non-officer employees in connection with their employment duties in the ordinary and usual course of business, consistent with past practice; and (c) none of the Company’s Affiliated Persons has, directly or indirectly, (i) an economic interest in any entity which furnishes or sells (or has, during the previous twelve (12) months, furnished or sold) services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to (or has, during the previous twelve (12) months, purchased from or sold or furnished to) the Company or any Subsidiary any goods or services, or (iii) a beneficial interest in any Contract of the Company or any Subsidiary; provided, however, that no such Company Affiliated Person shall be deemed to have such an economic interest solely by virtue of holding less than one percent (1%) of the outstanding voting stock of a corporation whose equity securities are traded on a recognized stock exchange in the United States.

Section 3.08 Insurance. Section 3.08 of the Company Disclosure Schedules sets forth a true and complete list of (a) all liability and other insurance policies insuring the Company and its Subsidiaries against losses arising out of or related to the businesses of the Company and its Subsidiaries (and accurately describes the coverage carried and expiration dates of such policies) and all key man life insurance policies owned or maintained by the Company;

and (b) a list of all pending claims under each such policy. Each of the Company and its Subsidiaries is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged and will be so covered after consummation of the transactions contemplated hereby. The insurance policies listed in Section 3.08 of the Company Disclosure Schedules constitute insurance protection against all liability, claims and risks occurring in the ordinary course of business customarily included within comprehensive liability coverage and at amounts and levels customarily maintained for a business of this type. All such policies are in full force and effect and are valid, outstanding and enforceable, and all premiums due thereon have been paid in full. No such policy will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with the provisions of each policy under which it is the insured party, and all material claims under such policies have been filed in a timely fashion. No insurer under any insurance policy has canceled or generally disclaimed liability under any such policy or, to the Company’s Knowledge, indicated any intent to do so or not to renew any such policy, and no event specific to the Company or any Subsidiary has occurred which could reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums.

Section 3.09 Employee Matters.

(a) The Company and each of its Subsidiaries has complied in all material respects with every Requirement of Law relating to the hiring, employment, retention, termination, and classification of employees and service providers including, without limitation, provisions thereof relating to wages, overtime, hours, equal opportunity, mandatory or protected leaves of absence, meal and rest periods, record-keeping, reasonable accommodation, confidentiality, occupational health and safety, the verification requirements and the recordkeeping requirements of the Immigration Reform and Control Act of 1986 or its successor (“IRCA”) and collective bargaining. There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or similar state Laws with respect to the Company or any Subsidiary within the six (6) months prior to date of this Agreement.

(b) (i) Neither the Company nor any Subsidiary is or has been delinquent in payments to any employee for any wage, salary, commission, bonus or other compensation for any services performed by them to date, amounts required to be reimbursed to such employees, or amounts that must be paid to an employee upon termination of employment in any material respect; (ii) the Company and its subsidiaries have withheld, remitted and reported all amounts required by law or by agreement to be withheld, remitted or reported with respect to the wages, salaries and other payments to employees; (iii) there are no pending, or, to the Company’s Knowledge, threatened Actions, administrative proceedings or investigations by any Person alleging or involving any potential Liability arising out of, based on, or resulting from any violation or alleged violation, of any applicable Legal Requirements related to employment, working conditions or other aspects of the relationship between an the Company or any of its Subsidiaries on the one hand and any employee or service provider on the other hand; (iv) no unfair labor practice complaint or action has been asserted against the Company or any

Subsidiary before the National Labor Relations Board or any other Governmental Authority; (iii) neither the Company nor any of its Subsidiaries is a party to any labor contract, collective bargaining agreement, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization; (v) no labor union currently represents, or has represented, the employees of the Company or any Subsidiary; (vi) neither the Company nor any of its Subsidiaries is the subject of any proceeding seeking to compel it to bargain with any labor union; (vii) within the last three (3) years there has not been or, to the Company’s Knowledge, threatened, any labor union organizing activities, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries; and (ix) no employee or other service provider of the Company or any Subsidiary has made an unresolved formal or informal complaint that, if true, would constitute a material violation of any Law.

(c) To the Company’s Knowledge, no employee or other service provider of the Company or any Subsidiary is bound by any agreement with any other Person that is violated or breached by such individual performing the services that he or she is currently performing for the Company or such Subsidiary. Except as set forth on Section 3.09(c) of the Company Disclosure Schedules, every employee of the Company and each of its Subsidiaries is employed on an at-will basis and no employee has a Contract with the Company or any Subsidiary that would interfere with the ability of the Company or such Subsidiary to discharge any such employee at any time for any reason without any financial consequence.

Section 3.10 Employee Benefit Plans.

For purposes of this Section 3.10, the term “Company and its Subsidiaries” shall include any Person organized under the laws of the United States or operating therein that is or would be aggregated with the Company and its Subsidiaries under Section 414(b), (c), (m), or (o) of the Code (an “ERISA Affiliate”).

(a) Section 3.10 of the Company Disclosure Schedules sets forth a true, correct and complete list of:

(i) Each termination, change in control or severance agreement involving Company and its Subsidiaries, on the one hand, and any of their respective current or terminated employees or service providers, on the other hand;

(ii) All employee benefit plans, as defined in ERISA Section 3(3);

(iii) All other profit-sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, paid time off, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, fringe benefit, voluntary benefit, deferred compensation, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other benefits or compensation arrangements, plans, programs or policies; and

(iv) Each Multiemployer Plan;

in each case of the foregoing clauses (i) through (iv), sponsored by, participated in, maintained or contributed to by each of the Company or its Subsidiaries for the benefit of its employees (or former employees) and/or their beneficiaries or under which a Company or any Subsidiary may incur any liability. All of these types of arrangements (excluding Multiemployer Plans) shall be collectively referred to as “Benefit Plans.”

(b) The Company has delivered to Purchaser a true and complete copy of the following documents, to the extent that they are applicable:

(i) Each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance Contracts), including all amendments and any related actuarial reports and the most recent periodic accounting of related plan assets, and related contractual agreements thereunder (e.g., administrative service agreements, registered investment advisor agreements, broker agreements);

(ii) The current summary plan description and all subsequent summaries of material modifications of each Benefit Plan, all communications and notices material to any employee relating to any current or proposed Benefit Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any liability to the Company;

(iii) The most recent Internal Revenue Service determination, opinion, advisory or notification letter for each Benefit Plan that is intended to qualify for favorable income Tax treatment under Section 401(a) or 501(c)(9) of the Code, which such letter reflects all amendments that have been made to each such Benefit Plan (except as set forth in Section 3.10 of the Company Disclosure Schedules); and

(iv) All material correspondence to or from any governmental agency relating to any Benefit Plan, including (without limitation) top-hat notices filed with the Department of Labor and filings with the PBGC;

(v) The three (3) most recent plan years discrimination tests for each Benefit Plan;

(vi) Collective bargaining agreements, memorandum of understandings or other such Contracts (including all addendums, amendments and related correspondence thereto), and notices pertaining to the funding status of any Multiemployer Plan; and

(vii) The three (3) most recent Form 5500s (including all applicable Schedules and the opinions of the independent accountants) that were required to be filed on behalf of any Benefit Plan.

(c) All costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid. All other amounts that should be accrued to date as liabilities of the Company and its Subsidiaries under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Benefit Plan have been recorded on the Books of the Company and its Subsidiaries. There will be no liability of the Company or any Subsidiary (i) with respect to any Benefit Plan that has previously been terminated, or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Closing.

(d) Each Benefit Plan has been operated at all times in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, with all applicable laws, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code. No Benefit Plan is maintained by the Company or any Subsidiary for the benefit of employees or service providers permanently residing outside the United States.

(e) No event has occurred (either before or after the date of the letter) that could reasonably be expected to jeopardize the tax-qualification or tax-exempt status of any such Benefit Plan and no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Benefit Plan.

(f) Neither the Company nor any Subsidiary maintain any plan that provides (or will provide) medical, death or other benefits to one or more former employees or independent contractors or other service providers (including retirees) following termination of employment or service, other than benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights. The Company and its Subsidiaries have complied in all material respects with the continuation coverage requirements of COBRA or similar state law.

(g) There are no investigations, proceedings, lawsuits, actions or claims pending or, to the Company’s Knowledge, threatened relating to any Benefit Plan.

(h) The Company and its Subsidiaries do not have any intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify or terminate any existing Benefit Plan so as to increase or accelerate benefits to participants (or beneficiaries) or the cost of maintaining the Benefit Plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be increased subsequent to the date documents were provided to Purchaser except in the ordinary course of business and as required by any such Benefit Plan. No statement, either oral or written, has been made by the Company or any Subsidiary (or any agent of the Company or any Subsidiary) to any Person regarding any Benefit Plan that is not in accordance with the Benefit Plan that could have adverse economic consequences to the Company or any Subsidiary.

(i) None of the Persons performing services for the Company or any Subsidiary has been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

(j) None of the Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of the transactions contemplated by this Agreement or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of the transactions contemplated by this Agreement or (B) as a result of the consummation of this transaction and any actions taken by the Company or any Subsidiary after the Effective Date. Furthermore, the consummation of this transaction will not require the funding (whether formal or informal) of the benefits under any Benefit Plan (e.g., contributions to a “rabbi trust”).

(k) None of the assets of any Benefit Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance Contract that is subject to any surrender charge, interest rate adjustment, or other similar expense, cost or fee upon its premature termination.

(l) No Benefit Plan has any interest in any annuity Contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

(m) With respect to each Benefit Plan that is subject to Title IV of ERISA:

(i) No amount is due or owing from the Company or any Subsidiary to the PBGC, other than a liability for premiums under ERISA Section 4007;

(ii) All premiums have been paid to the PBGC on a timely basis;

(iii) The value, determined on a termination basis using the actuarial assumptions stated in such Benefit Plan, of all accrued and ancillary benefits (whether or not vested) under each such Benefit Plan did not exceed, as of the most recent valuation date, and will not exceed as of the Closing, the then-current fair market value of the assets held under the trust of that Benefit Plan;

(iv) No reportable events (within the meaning of ERISA Section 4043) have occurred;

(v) There is no accumulated funding deficiency (within the meaning of Code Section 412 or ERISA Section 302), whether or not such deficiency has been waived;

(vi) There is no “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of “current value of assets” accrued but unpaid contributions); and

(vii) The Company and each ERISA Affiliate has made when due any “required installments” within the meaning of Section 430(j) of the Code and Section 303(j) of ERISA, whichever may apply.

(n) Neither the Company, nor any Subsidiary has ever participated in, or contributed to any Multiemployer Plan.

(o) No Termination Event has occurred or is reasonably expected to occur that, when taken together with all other such Termination Events, could reasonably be expected to result in material liability to the Company and its Subsidiaries.

(p) The Company and its Subsidiaries have previously administered and shall continue to administer all of their “nonqualified deferred compensation plans” (within the meaning of Code Section 409A) and all Benefit Plans (each, a “409A Plan”) to be in full compliance in all material respects, in both form and operation, with the requirements of Code Section 409A and the regulations and guidance promulgated thereunder. No payment made or to be made under a 409A Plan is or will be subject to any taxes or penalties imposed by Code Section 409A. No stock option, stock appreciation rights or other equity based compensation awards issued or to be issued by any of the Company and its Subsidiaries (each, an “Equity Award”) shall be subject to the requirements of Code Section 409A and the issuance of all Equity Awards shall be supported by a valuation that is entitled to the presumption of reasonableness provided by Treasury Regulation I.409A-l(b)(5)(iv)(b)(2)(i). All existing 409A Plan documents are in full compliance with the requirements of Code Section 409A and do not require any amendments or modifications to achieve compliance with Code Section 409A.

(q) Section 3.10 of the Company Disclosure Schedule sets forth the amount of any payments that are required to be made by the Company at or prior to the Closing or that the Company may be required to make at or following the Closing pursuant to any agreement to which any director or officer of the Company is a party on the date hereof, by reason of the consummation of the transactions contemplated by this Agreement and assuming that such agreement has not been modified, terminated or superseded at the time of the Closing, setting forth the name of the applicable officer or director, and the amount of the payment obligation that would be payable to such officer or director.

Section 3.11 Litigation. Except as set forth on Section 3.11 of the Company Disclosure Schedules, there is no litigation, claim, action, suit, proceeding, arbitration, mediation or investigation by a Governmental Authority or other Person pending or, to the Company’s Knowledge, threatened in writing against or relating to the Company or any of its Subsidiaries or any properties or assets of the Company or any of its Subsidiaries (including the Purchased Assets). Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets (including the Purchased Assets) is or are subject to any order, writ, judgment, injunction, decree or award that individually or, with respect to related matters, in the aggregate, would, or would reasonably be expected to (x) prevent or delay the Company from performing its obligations under this Agreement or (y) result in Damages payable to or by the Company or any of its Subsidiaries in an amount, individually or, with respect to related matters, in the aggregate, in excess of $100,000.

Section 3.12 Tax Matters. Except as set forth on Section 3.12 of the Company Disclosure Schedules:

(a) Tax Returns. Each of the Company and its Subsidiaries and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries or has been a member (a “Company Group”) has timely filed (or has had timely filed on its behalf) in the manner prescribed by applicable laws all Tax Returns required to be filed by it. All such Tax Returns filed are complete and accurate in all material respects. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by any taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any Subsidiary has had or maintained a “permanent establishment” other than in the country of its formation.

(b) Payment of Taxes. All Taxes due and owing by the Company and its Subsidiaries or any Company Group (whether or not shown on any Tax Return) have been timely paid in full. All Liabilities for unpaid Taxes of the Company and its Subsidiaries for positions or periods through September 30, 2013 are properly reserved in the Company’s balance sheet in accordance with GAAP as of such date (rather than in any notes thereto). Each of the Company and its Subsidiaries have identified all uncertain Tax positions under Accounting Standards Codification 740, Income Taxes. Neither the Company nor any Subsidiary has incurred any Liability for unpaid Taxes accruing after September 30, 2013 except for Taxes arising in the ordinary course of business subsequent to September 30, 2013.

(c) Disputes or Claims; Audits. There is no dispute, claim, controversy, audit or pending audit concerning any Tax liability or Tax Return of the Company or any of its Subsidiaries claimed, conducted or raised by any Governmental Authority, in respect of which the Company or any Subsidiary has received a written notice from any such Governmental Authority or has Knowledge. Section 3.12 of the Company Disclosure Schedules lists all Income Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after January 1, 2010 or with respect to which the statute of limitations remains open, indicates those of such Income Tax Returns that have been audited, and indicates those of such Income Tax Returns that currently are the subject of audit (in each case, to the extent the Company or a Subsidiary has been delivered a written notice from the applicable Governmental Authority regarding such audit or otherwise has knowledge of such audit). No issue has been raised in writing by any examination conducted by any Governmental Authority of the Company, any Subsidiary or any Company Group that, by application of the same principles, might result in a proposed deficiency for any other period not so examined. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has not lapsed or expired, as applicable.

(d) Liens. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(e) Affiliated Groups. None of the Company or any Subsidiary or any predecessor of the Company or any Subsidiary is and has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed an affiliated, combined, consolidated or unitary Tax Return (other than a group the common parent of which is or was the Company). None of the Company or any of its Subsidiaries has any Liability for, or any indemnification or reimbursement obligation with respect to, Taxes of any person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state or local law), (ii) as transferee or successor, (iii) by contract, or (iv) otherwise.

(f) Tax Sharing Agreements. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, Tax indemnity, Tax sharing agreement or similar agreement or arrangement with respect to Taxes (“Tax Sharing Agreement”) nor does the Company or any Subsidiary have any Liability for Taxes to another party under such agreement.

(g) No FIRPTA Withholding. Neither the Company nor any Subsidiary has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and the Company and each Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(h) Withholding. The Company and each of its Subsidiaries has complied with all applicable Laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign law) and has, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Laws (including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws), and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(i) Income Recognition. Neither the Company nor any of its Subsidiaries shall be required to include in a Taxable period ending after the Closing Date taxable income attributable to income that, as an economic matter, accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of (i) the installment method of accounting or an open transaction, (ii) the completed contract method of accounting, (iii) the long-term contract method of accounting, (iv) a change in method of accounting for a taxable period ending on or prior to the Closing Date or (v) prepaid amounts received on or prior to the Closing Date) (vi) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (vii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law). Neither the Company nor any Subsidiary has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481, 482 or 263A of the Code or any comparable provision under state, local or foreign

Tax laws as a result of transactions, intercompany pricing, events or accounting methods employed prior to the Asset Sale. The Company for itself and for each Subsidiary has disclosed in Schedule 3.12(i) of the Company Disclosure Schedules the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.

(j) Disclosure. The Company has delivered or made available to Purchaser for inspection (i) complete and correct copies of all Tax Returns of the Company and each of its Subsidiaries for all Taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all Tax rulings (including private letter rulings), revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, advance pricing agreements, pending ruling requests, transfer pricing studies, gain recognition agreements, offers in compromise, valuation studies and any similar documents (including any agreement with any Governmental Authority), submitted by, received by, assessed against or agreed to by or on behalf of any of the Company or its Subsidiaries, or, to the extent related to the income, business, assets, operations, activities or status of any of the Company or its Subsidiaries, submitted by, received by or agreed to by or on behalf of any Company Group, and relating to Taxes for all Taxable periods for which the statute of limitations has not yet expired. The Company and each Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could, if not so disclosed, give rise to any penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law. Neither the Company nor any of its Subsidiaries has participated in any transaction that would reasonably be likely to require the filing of an Internal Revenue Service Schedule UTP (determined without regard to any asset threshold that may avoid the requirement of filing such schedule). No election has been made with respect to Taxes of the Company, any of its Subsidiaries or any Company Group that has not been disclosed in writing to the Purchaser or included in Tax Returns made available to the Purchaser.

(k) Miscellaneous. Neither the Company nor any of its Subsidiaries has (i) nexus, or has taken any action that could result in it having nexus, for any Tax purpose in any jurisdiction other than the United States (with respect to any such entity formed in any of the United States) or the jurisdiction of its formation (with respect to any such entity formed outside of the United States), or (ii) has been or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code. To the Company’s Knowledge, neither the Company nor any Subsidiary is the beneficiary of any Tax holidays or incentives that are specific to such Company or Subsidiary. Each of the Company and its Subsidiaries has complied with all information reporting and record keeping requirements under all applicable law, including retention and maintenance of required records with respect thereto. Neither the Company nor any of its Subsidiaries has (nor has had) any interest in any entity that is disregarded as separate from the Company or any of its Subsidiaries for Tax purposes. Except for Dynamic, neither the Company nor any of its Subsidiaries is subject to any joint venture, partnership, or limited liability company or other arrangement or Contract that is or should be treated as a partnership for federal income tax purposes. Neither the Company nor any of its Subsidiaries is a successor to any other Person by way of merger, liquidation, reorganization or similar transaction.

(l) Listed Transactions. Neither the Company nor any of its Subsidiaries has been a party to or participated in, nor are any of the currently a party to or participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law.

(m) Section 355 Matters. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in (A) any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.

Section 3.13 Compliance with Laws and Permits.

(a) Each of the Company and its Subsidiaries is, and have been since January 1, 2011, in compliance with all applicable statutes, rules, regulations and requirements of all federal, state, and local commissions, boards, bureaus and agencies having jurisdiction over the Company or such Subsidiary and their operations, except for failures to comply that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Each of the Company and each of its Subsidiaries has timely and accurately filed all reports, returns, data, and other information required by federal, state, municipal or other governmental authorities which control, directly or indirectly, any of the Company’s or such Subsidiary’s activities to be filed with any commissions, board, bureaus and agencies and has paid all sums heretofore due with respect to such reports or returns. Except as set forth on Section 3.13(a) of the Company Disclosure Schedules, neither the Company nor any Subsidiary has been in the past five (5) years subject to any audit, investigation or order by any Governmental Authority.

(b) Neither the Company, any of its Subsidiaries nor any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment prohibited by applicable Law.

(c) The Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, certificates, approvals, permissions, notifications, waivers, orders, exemptions and franchises from Governmental Authorities required to own, lease and operate their properties and conduct their businesses as currently conducted (“Permits”), other than Permits the failure to possess which would not be reasonably likely to have a Material Adverse Effect. The Permits held by the Company are listed in Section 3.13(c) of the Company Disclosure Schedules. Such Permits are in full force and effect, and all applications, notices or other documents have been timely filed as required to effect timely renewal, issuance or reissuance of such Permits. There has occurred no material violation of, suspension, reconsideration, imposition of penalties or fines or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit that is currently in effect, in each case to the extent uncured or otherwise unresolved, other than an expiration of a Permit in the ordinary course of business.

Section 3.14 Environmental Matters. Except as set forth on Section 3.14 of the Company Disclosure Schedules:

(a) The Company and its Subsidiaries have complied, and are in compliance, with all applicable Environmental Laws, which compliance includes the possession of all Governmental Approvals required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable Governmental Authorities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law other than such failure to comply which would not be reasonably likely to have a Material Adverse Effect. No action or proceeding is pending or, to the Company’s Knowledge, threatened to revoke, modify or terminate any Governmental Approval, which is necessary and material to operation of the Company and its Subsidiaries, and, to the Company’s Knowledge, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Governmental Approvals or require material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Governmental Approvals.

(b) There are no Environmental Claims or Actions pending or, to the Company’s Knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition of, on the Company or any of its Subsidiaries, any liability or obligation arising under common Law, under any lease or sublease, or under any Environmental Laws. Neither the Company nor any of its Subsidiaries is, or has been, subject to any agreement, order, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing.

(c) The Company has made available to Purchaser all studies, assessments, reports, data, results of investigations or audits, analyses and test results in the possession, custody or control of the Company or any of its Subsidiaries relating to (i) compliance with Environmental Laws on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

(d) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is required by virtue of the Asset Sale, or as a condition to the effectiveness of the Asset Sale, (i) to perform a site assessment for Hazardous Materials on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past, or (ii) to remove or remediate any Hazardous Materials on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past, except as would not be reasonably likely to have a Material Adverse Effect.

(e) The consummation of the Asset Sale would not cause the revocation, modification, or cancellation of any permit applicable under Environmental Laws relating to the Company or any of its Subsidiaries and no authorization, consent, approval, registration, listing, license, exemption of or filing with any Governmental Authority under any applicable Law is required in connection with the consummation of the Asset Sale.

(f) To the Company’s Knowledge, there is not located on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past any (i) underground storage tank, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls.

Section 3.15 Proprietary Rights.

(a) Section 3.15(a) of the Company Disclosure Schedules sets forth (i) a complete and correct list of all of the Company’s and each of its Subsidiary’s registered Proprietary Rights, material unregistered Proprietary Rights, Internet domain names and material software included in the Company’s or any Subsidiary’s Proprietary Rights; (ii) all written material licenses for which the Company or any Subsidiary is a party either as a licensee or licensor (specifying its status); and (iii) any other material agreements under which the Company or any Subsidiary grants or receives any rights to Proprietary Rights. All licenses listed on Section 3.15(a) of the Company Disclosure Schedules are in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated by this Agreement.

(b) The Company and each of its Subsidiaries owns, or is licensed to use, all Proprietary Rights necessary for the conduct of its business as currently conducted, except as set forth in Section 3.15(b) of the Company Disclosure Schedules and except for any Proprietary Rights as to which the failure to own or license would not be reasonably likely to cause a Material Adverse Effect. The Proprietary Rights owned by the Company or any Subsidiary, and to the Company’s Knowledge, the Proprietary Rights used by the Company or any Subsidiary and owned by any other Person, are valid, subsisting, in full force and effect, and have not been cancelled, expired or abandoned. To the Company’s Knowledge and except as set forth in Section 3.15(b) of the Company Disclosure Schedules: (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any proprietary rights of any third party, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Material Adverse Effect and (ii) no third party infringes, misappropriates or violates any Proprietary Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Set forth on Section 3.15(c) of the Company Disclosure Schedules is a list of all material third party software licenses of the Company, each of which shall continue in full force and effect following the Closing without the payment of any additional fee. Such third party software licenses are fully-paid up and are sufficient to conduct the Company’s business as presently being conducted. The Company is not presently using, and has not in the past used, any unlicensed copies of any third-party software in the operation of its business except public domain software, nor has the Company failed to properly license and pay for any software used in the operation of its business.

(d) Except for the Permitted Liens, the Company’s Proprietary Rights are not subject to any Liens and are not subject to any restrictions or limitations regarding use or disclosure other than pursuant to written license agreements applicable thereto. Except as set forth in Section 3.15(d) of the Company Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened in writing that challenge or question the Proprietary Rights of the Company or any of its Subsidiaries and that, if adversely decided, would, individually or in the aggregate, have a Material Adverse Effect.

Section 3.16 Title to Assets; Real Property.

(a) The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, the Purchased Assets, free and clear of any Liens, except for Permitted Liens. The Company has delivered to Purchaser true, correct and complete copies of all deeds, title reports and surveys for the real property, together with all amendments, modifications or supplements, if any, thereto.

(b) The Purchased Assets (including the assets of each of the Company’s Subsidiaries) are, as of the date hereof, and will be, on the Closing Date, (i) all of the assets used in the conduct of the Company’s and each of its Subsidiary’s business as currently conducted and, with respect to the Geismar Facility, to operate such facility at full nameplate capacity, (ii) sufficient in all material respects for the Company and its Subsidiaries to carry on their business as currently conducted and, with respect to the Geismar Facility, to operate such facility at full nameplate capacity as designed over the expected lifetime of the facility, and (iii) in good repair and in working order, except for ordinary wear and tear. Any representation regarding the sufficiency of the Proprietary Rights used in the Dynamic Business are limited to the representations of the Company set forth in Section 3.15 and are not expanded or modified by this Section 3.16(b). Neither the Company nor any of its Subsidiaries own any real property other than Dynamic’s ownership of the Geismar Facility.

(c) The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases of real property to which the Company or any of its Subsidiaries are a party or under which the Company or any of its Subsidiaries are operating. Section 3.16(c) of the Company Disclosure Schedules sets forth a complete and accurate list of all such leases. All of such leases are valid and subsisting and no material default by the Company or any Subsidiary exists under any of them, nor is there any set of facts by which giving of notice or lapse of time would constitute a material default by the Company or any Subsidiary under any such lease.

(d) To the Company’s Knowledge, neither its operations nor the operations of its Subsidiaries on any leased real property, nor such real property, including improvements thereon, violate in any material respect any applicable building code zoning requirement, or classification, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

(e) There does not exist any actual or to the Company’s Knowledge threatened or contemplated condemnation or eminent domain proceedings that affect any real property or any part thereof, and neither the Company nor any Subsidiary has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(f) Neither the Company nor any its Subsidiaries own, hold, are obligated under, or are a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein. None of the real property is subject to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of same.

Section 3.17 Inventory and Equipment; Accounts Receivable. The Company and each of its Subsidiaries keeps accurate, correct and complete records itemizing and describing the type, quality, and quantity of its inventory and equipment and the book value thereof. All of the equipment is used or held for use in the Company or the Subsidiary’s business and is, in the reasonable judgment of the Company, fit for such purposes in all material respects. The inventories of the Company and its Subsidiaries are, except as adequately reserved for on the financial statements provided to the Purchaser, in good and marketable condition, not obsolete, slow moving or defective, and with respect to such inventories as of the Closing, useable or saleable in the ordinary course of business. All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions by the Company and its Subsidiaries in the ordinary course of its business. All accounts and notes receivable reflected in the Company SEC Documents are (i) valid, genuine and existing, (ii) subject to no defenses, setoffs or counterclaims, and (iii) collectible in the ordinary course of business, net of applicable reserves as disclosed in the financial statements included in the Company SEC Documents. No customer of the Company with an account balance is involved in voluntary or involuntary bankruptcy proceedings or has notified the Company or any Subsidiary in writing that such customer will not pay its account.

Section 3.18 Contracts.

(a) Except as set forth on Section 3.18 of the Company Disclosure Schedules (which Section may include cross-references to other sections of the Company Disclosure Schedules where such Contracts are listed), neither the Company nor any Subsidiary is a party to or bound by:

(i) any agreement that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act),

(ii) any agreement that restrains, limits or impedes the ability of the Company or any of its Subsidiaries to compete or engage in any line of business, including agreements that (A) impose geographic, product manufacturing or sale limitations, (B) provide for exclusivity by the Company or any of its Subsidiaries with respect to any products or services sold or purchased by the Company or any of its Subsidiaries, (C) extend “most favored nation” or similar pricing to any Person, or (D) provide for the non-solicitation of any Person,

(iii) any agreement that requires, or would reasonably be expected to result in, any payment by the Company or its Subsidiaries in excess of $100,000 in any year or which requires, or would reasonably be expected to result in, any payment to the Company or its Subsidiaries in excess of $100,000 in any year;

(iv) any agreement under which the Company or any of its Subsidiaries is indebted for borrowed money (or may become so indebted) or any guaranty by the Company or any of its Subsidiaries of Indebtedness for borrowed money;

(v) any agreement relating to the acquisition or disposition of any Person or business (whether by merger, sale of stock, sale of assets, or otherwise) entered into in the thirty-six (36) months before the date hereof or any agreement relating to the acquisition or disposition of assets entered into since the Company’s incorporation;

(vi) any employment or consulting agreement, Contract or commitment with any officer, director, or consultant of the Company;

(vii) any agreement of indemnification or any guaranty of a material obligation by the Company or any of its Subsidiaries other than any agreement entered into in connection with the sale or license by or to the Company or any of its Subsidiaries of products or services in the ordinary course of business;

(viii) any material agreement containing any “change in control” or similar provisions with respect to the Company or any of its Subsidiaries,

(ix) any material agreement with any Governmental Authority,

(x) any agreement with any beneficial owner of more than 5% of the outstanding Company Common Stock,

(xi) any collective bargaining agreement,

(xii) any material agreement to license any third party to use, manufacture or reproduce any Company product, service or Proprietary Right or any material agreement to sell, distribute or market any Company product, service or Proprietary Right, other than, in each case, end-user license and sale agreements and related maintenance and support agreements entered into in the ordinary course of business;

(xiii) any partnership, joint venture or joint marketing, or development agreement;

(xiv) any settlement agreement which materially affects the conduct of the Company’s or any of its Subsidiaries’ businesses;

(xv) any other agreement that is material to the Company and its Subsidiaries, taken as a whole; or

(xvi) any agreement that by its terms would prohibit or materially delay the consummation of the Asset Sale or any of the other transactions contemplated by this Agreement.

(b) Each agreement of the type described above in Section 3.18(a), whether or not set forth in Section 3.18(a) of the Company Disclosure Schedules, is referred to herein as a “Company Contract”. The Company has previously made available to Purchaser true, complete and correct copies of each Company Contract. All of the Company Contracts are valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Company’s Knowledge, each other party thereto, and in full force and effect. Neither the Company nor any of its Subsidiaries has, and to the Company’s Knowledge, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Company Contract. Neither the Company nor any of its Subsidiaries has received written notice of any of the foregoing.

Section 3.19 Fairness Opinion. Seller has received the written opinion of Piper Jaffray & Co., the Company’s financial advisor (the “Financial Advisor”), dated as of a date reasonably proximate to the date hereof, to the effect that, as of such date, and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Purchase Price to be received by the Company pursuant to this Agreement is fair to the Company, from a financial point of view (the “Fairness Opinion”); it being agreed that neither Parent, Purchaser (nor any of their Affiliates) shall be entitled to rely on the Fairness Opinion. The Company has been authorized by the Financial Advisor to include, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the Fairness Opinion (and references thereto) in the Company Proxy Statement.

Section 3.20 Indebtedness. Set forth on Section 3.20 of the Company Disclosure Schedules are the principal of, and interest on, the Indebtedness of the Company and its Subsidiaries outstanding on the date hereof.

Section 3.21 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, other than the Financial Advisor, whose fees and expenses shall be paid by the Company. The fee provisions of the Company’s agreement with the Financial Advisor relating to the transactions contemplated by this Agreement have previously been disclosed to the Purchaser.

Section 3.22 Disclosure Documents. The information supplied by the Company in writing for inclusion or incorporation by reference in the registration statement of Parent on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in connection with the Asset Sale will be registered with the SEC (the “Form S-4

Registration Statement”) shall not, at the time the Form S-4 Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The proxy statement of the Company to be filed as part of the Form S-4 Registration Statement with the SEC in connection with the Asset Sale and to be sent to the Company stockholders in connection with the Asset Sale (the “Company Proxy Statement”), and any amendment or supplement thereto, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Proxy Statement, or any amendment or supplement thereto, shall not, on the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.22 will not apply to statements or omissions included or incorporated by reference in the Form S-4 Registration Statement or Company Proxy Statement or any amendment or supplement thereto based upon information furnished by Parent or Purchaser or any of their Representatives in writing specifically for use or incorporation by reference therein.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF PARENT AND PURCHASER

Except as disclosed in the disclosure schedules delivered by Purchaser and Parent to the Company with respect to this Agreement on the date hereof (the “Purchaser Disclosure Schedules”), Purchaser and Parent jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization and Qualification; Certificate of Incorporation; Bylaws. Each of Parent and Purchaser is a duly organized and validly existing organization in good standing under the Requirements of Law of its jurisdiction of formation, with all requisite entity power and authority to own its properties and conduct its business as currently conducted. Each of Parent and Purchaser is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified has not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent. True, correct and complete copies of the certificate of incorporation, bylaws or other organizational documents, each as amended to date, of each of Parent and Purchaser have been provided to the Company. Each such certificate of incorporation, bylaws or other organizational document is in full force and effect. Each of Parent and Purchaser is in compliance in all respects with its respective certificate of incorporation and bylaws (or similar governing documents).

Section 4.02 Authority for this Agreement. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except as has not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Requirements of Law of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.03 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any Breach of any provision of the respective organizational documents of Parent or Purchaser, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained and are effective, all applicable waiting periods have expired and all filings described in such clauses have been made, conflict with or violate any Requirements of Law binding upon the Parent or Purchaser or any of their respective assets or properties, or (iii) violate or conflict with or result in a Breach of any provision of, or require any consent, waiver or approval, or result in a default or result in the loss of benefit under, or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Purchaser is a party or by which Parent or Purchaser or any of its or their respective properties or assets may be bound, except in the case of clauses (ii) and (iii), which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the transactions contemplated hereby by each of Parent and Purchaser do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the Asset Sale contemplated hereby.

Section 4.04 Capitalization. The authorized capital stock of Parent consists of (x) 300,000,000 shares of Parent Common Stock and (y) 10,000,000 shares of Preferred Stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 3,000,000 shares have been designated Series B Preferred Stock (the “Series B Preferred Stock”). As of the date hereof, (a) 36,516,148 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, and nonassessable, and (b) 143,809 shares of Series B Preferred Stock are issued and outstanding. In addition, as of the date hereof, there are (i) outstanding options to purchase an aggregate of 87,026 shares of Parent Common Stock, (ii) outstanding warrants to purchase an aggregate of 17,916 shares of Parent Common Stock, (iii) 607,501 shares of Parent Common Stock reserved for issuance upon the vesting of outstanding restricted stock units, (iv) 175,500 shares of Parent Common Stock reserved for issuance in connection with certain supply agreements, (v) 412,005 shares of Parent Common Stock to be issued upon exchange of certificates in connection with past acquisitions and mandatory conversion of Series B Preferred Stock, and (vi) 484,660 shares of Parent Common Stock held in the treasury of Parent. Except as set forth in this Section 4.04, as of the date hereof, there are no options, stock appreciation rights, warrants, restricted stock units, or other rights, Contracts, arrangements, or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or any of its Subsidiaries. Each outstanding share of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable and each such share owned by Parent or one of its Subsidiaries is free and clear of all Liens. None of the outstanding equity securities or other securities of Parent or any of its Subsidiaries was issued in violation of the Securities Act or any other Requirements of Law.

Section 4.05 Parent SEC Reports.

(a) Parent has on a timely basis filed all forms, reports, and documents required to be filed by it with the SEC since January 1, 2011. No Subsidiary of Parent is, or since January 1, 2011 has been, required to file any form, report, registration statement, or other document with the SEC. As used in this Section 4.05, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted, supplied, or otherwise made available to the SEC.

(b) Each of the Parent SEC Reports (i) as of the date of the filing of such report, complied with the requirements of the Securities Act, the Exchange Act, and the Sarbanes Oxley Act, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) Parent is, and since January 1, 2011 has been, in compliance with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

Section 4.06 Financial Statements. Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared in accordance with GAAP and fairly presents the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Parent SEC Reports since Parent’s most recent annual report on Form 10-K, would not differ materially from the notes to the financial statements included in such annual report) and (ii) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material). The financial statements referred to in this Section 4.06 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

Section 4.07 Disclosure Documents. The Form S-4 Registration Statement, and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the applicable requirements of the Securities Act. At the time the Form S-4 Registration Statement or any amendment or supplement thereto becomes effective, the Form S-4 Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent in writing for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto shall not, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholder Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.07 will not apply to statements or omissions included or incorporated by reference in the Form S-4 Registration Statement or Company Proxy Statement or any amendment or supplement thereto based upon information furnished by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 4.08 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Parent, Purchaser or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

Section 4.09 Parent Common Stock. The shares of Parent Common Stock to be issued as the Purchase Price, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of all Liens.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. Except as required or contemplated by this Agreement, required by applicable Requirements of Law or consented to in writing by Parent, or as set forth in Section 5.01 of the Company Disclosure Schedules, during the period from the date of this Agreement to the Closing or the date on which this Agreement is terminated pursuant to Section 7.01, (i) the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary course of business consistent, in all material respects, with past practice, including, without limitation, the timely payment of the Company’s payables (ii) the Company will use and will cause each of its Subsidiaries to use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries, except where the failure to preserve or maintain such relationships would not be material to the Company and its Subsidiaries, and (iii) the Company will not and will not permit any of its Subsidiaries to:

(a) adopt or propose any amendments to its Certificate of Incorporation or Bylaws or the respective certificates of incorporation, bylaws or other similar governing documents of any Subsidiary of the Company;

(b) except for shares of Company Common Stock issuable upon (i) the exercise or exchange of outstanding Company Options or Company Warrants in accordance with their terms, (ii) as matching contributions under the Company’s 401K Plan and (iii) as director compensation consistent with past practice, issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of the Company Common Stock or the value of the Company or any of its Subsidiaries or any part thereof;

(c) acquire or redeem, directly or indirectly, or amend the terms of, any equity securities of the Company or equity interests in any Subsidiary of the Company (other than securities of Wholly-Owned Subsidiaries);

(d) (i) adjust, split, combine, recapitalize or reclassify its capital stock, or (ii) declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on any shares of its capital stock (other than dividends or other distributions by Wholly-Owned Subsidiaries of the Company);

(e) make any change to any of the accounting methods, principles or practices used by it, except as required by any applicable Requirement of Law or GAAP;

(f) except with the prior written consent of Parent not to be unreasonably withheld, (i) make or change or rescind any election in respect of Taxes, (ii) adopt or change any accounting method in respect of Taxes, (iii) enter into any agreement (including any closing agreement) with any Tax Authority in respect of Taxes, (iii) settle or compromise any Tax Liability or any claim or assessment in respect of Taxes, (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, (v) request any Tax ruling, (vi) enter into any Tax Sharing Agreement, or (vii) amend any income or other material Tax Return or file any Income Tax Return including any estimated Tax Return or other material Tax Return unless a copy of such Tax Return has been submitted to Parent for review a reasonable period of time prior to filing and Parent has approved such Tax Return, enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(g) with respect to any officer, employee or director of the Company, except as provided in Section 5.01 of the Company Disclosure Schedules, or as required by the terms of any existing agreement between the Company or any of its Subsidiaries and such officer, director or employee, or any Benefit Plan as in effect on the date hereof, (i) grant any loan or increase in compensation (including incentive compensation), benefits or perquisites, (ii) grant any increase in severance or termination pay or termination benefits, (iii) enter into any employment, loan, retention, consulting, indemnification, or similar agreement, (iv) enter into any change of control, severance, termination or similar agreement, (v) amend, waive or otherwise modify in any material respect any of the terms of any employee stock option or stock option plan of the Company, or (vi) establish or amend any Benefit Plan or trust agreement or other operative document relating to any Benefit Plan;

(h) enter into any material new line of business outside of its existing business; or enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any geographic area;

(i) (A) commence any Proceeding, or (B) compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements that involve the payment of monetary Damages not in excess of $50,000 individually or $100,000 in the aggregate and do not concede any fault on the part of the Company or any of its Subsidiaries or impose any material restrictions on any of their future activities;

(j) except for Permitted Liens, sell, pledge, dispose of, transfer, lease, license or encumber, or authorize the sale, pledge, disposition, transfer, lease, license or encumbrance of, any Purchased Assets or any property or assets of any of the Company’s Subsidiaries valued in excess of $100,000 individually or in the aggregate;

(k) incur or modify any Indebtedness in excess of $100,000;

(l) (i) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries other than a liquidation as contemplated by this Agreement or a liquidation of a Wholly-Owned Subsidiary in connection with which all Liabilities of such Subsidiary are assumed by the Company or any of its Wholly-Owned Subsidiaries, or (ii) acquire (by merger, amalgamation, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein;

(m) authorize or make any new capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, or make any election under Schedule G to the Dynamic Operating Agreement;

(n) amend, modify, extend, renew or terminate, other than in accordance with its terms in effect as of the date hereof, any existing real property lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property with a term longer than five years or a total rental obligation over the term of such lease, sublease, license or other agreement of $50,000 individually or $100,000 in the aggregate for the same properties, other than leases entered into in the ordinary course of business on terms materially consistent with past practice and current plans previously disclosed to Parent in writing;

(o) write up, write down, or write off the book value of any assets material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice or as required by GAAP;

(p) enter into any material Contract, or modify, amend, terminate or cancel any existing material Contract, except with the prior written consent of Parent, not to be unreasonably withheld or delayed;

(q) enter into any transaction or take any other action that would reasonably be expected to prevent or materially delay the completion of the Asset Sale or result in any of the conditions set forth in Article VI not being satisfied;

(r) fail to timely file any Company SEC Document required to be filed by the Company;

(s) enter into, materially amend or materially modify any Contract with any Affiliates, officers or directors of the Company;

(t) enter into a collective bargaining agreement;

(u) transfer or license to any Person any of the Company’s Proprietary Rights;

(v) make of record any statement regarding any Proprietary Right in any judicial or administrative proceedings, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), except to the extent necessary to avoid immediate loss of rights;

(w) submit any document to the United States Patent Office or any foreign Patent Office without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), except to the extent necessary to avoid immediate loss of rights; or

(x) authorize, commit or agree to take any of the foregoing actions.

Section 5.02 Control of Operations Pending the Closing. Nothing contained in this Agreement will give Parent or Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operation.

Section 5.03 No Solicitation.

(a) From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement pursuant to Section 7.01, the Company shall not, and shall cause its Subsidiaries and its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the submission of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or provide access to the books, records, properties or employees of the Company or its Subsidiaries or furnish to any Person any nonpublic or confidential information or data with respect to any Acquisition Proposal or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or any agreement, arrangement or understanding relating to an Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing), or enter into any merger agreement, letter of intent, confidentiality agreement (other than an Acceptable Confidentiality Agreement solely in accordance with Section 5.03(b) below), agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement, understanding or arrangement relating to an Acquisition Proposal or enter into any agreement, understanding or arrangement, whether or not in writing or binding on any party, requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or Breach its obligations hereunder or resolve, authorize, propose or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease and terminate any solicitation, knowing encouragement, discussion or negotiation with any Persons conducted by the Company, its Subsidiaries or any of their Representatives prior to the date of this Agreement with respect to any Acquisition Proposal. The Company shall promptly request that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal, return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary contained in Section 5.03(a), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Vote the Company has received an Acquisition Proposal from any Person that the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and outside counsel and after taking into account the Person making the Acquisition Proposal and all legal, financial, regulatory and other aspects of such Acquisition Proposal, including the financing terms thereof), that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then, subject to compliance with this Section 5.03, the Company may (i) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Person making the Acquisition Proposal must have provided a waiver under any non-disclosure agreement entered into with the Company prior to the date hereof to permit the Company to make any disclosures to Purchaser required by this Agreement; and provided further that the Company (x) will not, and will not allow its Subsidiaries or Representatives to, disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement and (y) will simultaneously provide to Parent any material non-public information concerning the Company or its Subsidiaries provided by the Company to such other Person that was not previously made available to Parent.

(c) From and after the date of this Agreement, the Company shall promptly (but in any event within forty-eight (48) hours) notify Parent in writing following the receipt by the Company or any of its Representatives of any Acquisition Proposal of the type described in Section 5.03(b)(i) above or request by any Person for any information (or access to information) in connection with a possible Acquisition Proposal and shall identify the Person making such Acquisition Proposal or request and set forth the material terms and conditions of any proposals, offers or inquiries and include with such written notice copies of any written proposal, offer, request or other communication. The Company shall keep Parent reasonably informed on a current basis of the status of any such proposal or request and the status of any discussions or negotiations, including with respect to any material modifications to the terms thereof and promptly (but in no event less than twenty-four hours after receipt) provide to Parent copies of all written materials of correspondence sent or provided to the Company or any of its subsidiaries or Representatives that describes any terms or conditions of any Acquisition Proposal. The Company shall promptly provide notice to Parent of any meeting of the Board of Directors of the Company (or any committee thereof) at which the Board of Directors of the Company (or any such committee) is reasonably expected to consider any of the foregoing, and shall promptly (but in any event within forty-eight (48) hours) notify Parent in writing that it intends to take any action described in Section 5.03(b)(ii) above. Neither the Company nor its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company or any of its Subsidiaries from providing such information to Parent.

(d) Notwithstanding anything to the contrary contained in Section 5.03(a), the Board of Directors of the Company may, at any time prior to obtaining the Company Stockholder Vote, withdraw, modify, qualify, or propose publicly to withdraw, modify or qualify in a manner adverse to Parent or Purchaser, the Company Board Recommendation (a “Change of Board Recommendation”) if, but only if, (i) in each case, the Board of Directors of the Company concludes in good faith, after taking into consideration the advice of outside counsel, that taking such action is required for the Company’s Board of Directors to comply with its fiduciary obligations under applicable Law, and (ii) (A) in the case of a Change of Board Recommendation in respect to an Acquisition Proposal made after the date hereof, the Board of Directors of the Company determines in good faith (after consultation with its outside financial and legal advisors and after taking into account the Person making the Acquisition Proposal and all legal, financial, regulatory and other aspects of such Acquisition Proposal, including the financing terms thereof) that such Acquisition Proposal constitutes a Superior Proposal, or (B) in the case of a Change of Board Recommendation in the absence of an Acquisition Proposal, solely in response to a material event, fact, development, circumstance or occurrence that affects the business, assets or operations of the Company or its Subsidiaries that was not known to the Company as of the date hereof and occurs after the date hereof and prior to the time that the Company Stockholder Vote is obtained (an “Intervening Event”).

(e) Further, the Board of Directors of the Company shall not make a Change of Board Recommendation in response to an Acquisition Proposal as determined by Section 5.03(d), unless (i) the Company promptly notifies Parent, in writing at least five (5) Business Days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the Person making the Acquisition Proposal, and (ii) Parent or Purchaser does not make, within five (5) Business Days after its receipt of that written notification, an offer that the Company’s Board of Directors determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to the Company as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new five Business Day period under clause (ii) of this Section 5.03(e)). The Board of Directors of the Company shall not make a Change of Board Recommendation in response to an Intervening Event as permitted by Section 5.03(d), unless (A) the Company has provided Parent with written information describing such Intervening Event in reasonable detail promptly after becoming aware of it, or becoming aware of or understanding the magnitude or material consequences of it, as applicable, and keeps Parent reasonably informed of material developments with respect to such Intervening Event, (B) the Company has provided Parent at least five (5) Business Days prior written notice advising Parent of its intention to make a Change of Board Recommendation with respect to such Intervening Event, attaching a reasonably detailed explanation of the facts underlying the determination by the Board of Directors of the Company that an Intervening Event has occurred and its need to make a Change of Board Recommendation in light of the Intervening Event and (C) Parent does not make, within five (5) Business Days after its receipt of that written notification, an offer that the Company’s Board of Directors determines, in good faith, after consultation with its outside financial and legal advisors, would obviate the need for a Change of Board Recommendation in light of the Intervening Event. During any five (5) Business Day period prior to its effecting a Change of Board Recommendation, the Company shall negotiate in good faith with Parent and Purchaser regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent and Purchaser.

(f) Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders if, in the good faith judgment of the Board of Directors of the Company, taking into consideration the advice of outside counsel, making such disclosure is required for the Company’s Board of Directors to comply with its fiduciary obligations under applicable Law; provided, however, that any such statement or disclosure made that related to an Acquisition Proposal shall be deemed to be a Change of Board Recommendation unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or disclosure.

Section 5.04 Access to Information.

(a) From the date of this Agreement until the Closing or the date this Agreement is terminated pursuant to Section 7.01, the Company will (i) give Parent and Purchaser and their respective Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, offices and other facilities and to all books, Contracts, commitments and records (including Tax returns and workpapers) of the Company and its Subsidiaries as Parent or Purchaser may reasonably request, (ii) permit Parent and Purchaser and their Respective Representatives to make such inspections of the Company and its Subsidiaries and their respective properties and assets as Parent or Purchaser may reasonably require, and (iii) cause its officers and those of its Subsidiaries and use its commercially reasonable efforts to cause its Representatives (including legal and accounting) to furnish Parent and Purchaser and their respective Representatives with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Purchaser may from time to time reasonably request other than (x) information concerning Acquisition Proposals, which shall be governed by Section 5.03, (y) information that may not be disclosed pursuant to a protective order or confidentiality agreement entered into prior to the date of this Agreement and listed on Section 5.04 of the Company Disclosure Schedules (other than confidentiality agreements with parties which were engaged in discussions with the Company regarding possible Acquisition Proposals, which need not be listed), and (z) such portions of documents or materials that are subject to an attorney/client or an attorney work product privilege the provision of which, as determined by the Company’s counsel, may eliminate the privilege pertaining to such portion of such documents, only, in the case of this clause (z), after the Company has endeavored in good faith to enter into arrangements with Parent or Purchaser that would permit the Company to make such document or information available to Parent or Purchaser without eliminating the privilege (in whole or in part). No investigation by Parent or Purchaser pursuant to this Section 5.04 or otherwise shall affect or be deemed to modify any representation or warranty made by the Company.

(b) Prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent and Purchaser as soon as practicable after the end of each month, unaudited consolidated monthly financial statements of the Company and its Subsidiaries.

(c) The information obtained by Parent and Purchaser pursuant to Section 5.03 and/or Sections 5.04(a) and (b) shall be subject to the provisions of the Confidentiality Agreement.

(d) Nothing in this Section 5.04 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its respective obligations with respect to confidentiality, provided that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (ii) result in a violation of applicable Requirements of Law, including federal or state securities Laws or any Antitrust Laws.

Section 5.05 Registration Statement; Company Proxy Statement.

(a) As promptly as practicable, and in any event within 20 Business Days after the date of this Agreement if reasonably possible, the Company and Parent shall prepare and file the Company Proxy Statement and the Form S-4 Registration Statement, in which the Company Proxy Statement will be included. The Company and Parent shall each furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and the Company Proxy Statement and any amendment thereto. Parent and the Company shall each use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Company Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will cause the Company Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Asset Sale to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Parent shall also promptly file, and use commercially reasonable efforts to cause to become effective as promptly as possible, any amendment to the Form S-4 Registration Statement, including the Company Proxy Statement and, if required, the Company shall mail to its stockholders any such amendment that becomes necessary after the date the Form S-4 Registration Statement is declared effective.

(b) Parent and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Form S-4 Registration Statement or the Company Proxy Statement. Each of Parent and the Company shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Form S-4 Registration Statement or the Company Proxy Statement or other information, shall consult with the other prior to responding to any such comments or requests or filing any amendment or supplement to the Form S-4 Registration Statement or the Company Proxy Statement, and shall provide the other with copies of all correspondence and a reasonably detailed summary of all oral communications between it and the SEC and its staff. If Parent or the Company becomes aware of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Company Proxy Statement or the S-4 Registration Statement, then the party that discovers such information shall promptly inform the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, if required by Law, disseminated to the Company Stockholders.

(c) Notwithstanding anything to the contrary stated above, prior to filing and mailing the Company Proxy Statement or the Form S-4 Registration Statement (or any amendment or supplement thereto), each party shall provide the other party, as applicable, a reasonable opportunity to review and comment on such Company Proxy Statement or the Form S-4 Registration Statement and shall discuss with the other party and include in such Company Proxy Statement or the Form S-4 Registration Statement, comments reasonably and promptly proposed by such applicable party.

(d) Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Company Proxy Statement or Form S-4 Registration Statement.

(e) Prior to the Closing, Parent shall use commercially reasonable efforts to qualify the Parent Common Stock under the Blue Sky Laws of such jurisdictions as may be required; provided, however, that Purchaser shall not be required to (i) qualify to do business as a foreign corporation in any jurisdiction in which it is not now so qualified, (ii) file a general consent to service of process in any jurisdiction or (iii) subject itself to taxation in any jurisdiction in which it is not so subject.

(f) The Company agrees that it will not effect any disposition of the shares of Parent Common Stock to be delivered in payment of the Purchase Price that would constitute a sale under the Securities Act, except in accordance with the Securities Act.

Section 5.06 Company Stockholder Approval.

(a) The Company shall take all action necessary under all applicable Requirements of Law to call, give notice of, and hold a meeting of the holders of Company Common Stock (including any adjournments or postponements thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Vote, and the Company shall not submit any Acquisition Proposal (other than this Agreement) to the vote of Company Stockholders or recommend any such Acquisition Proposal for adoption by Company Stockholders. Without the prior written consent of Parent, (i) the Company Stockholder Vote, (ii) the approval of a plan of complete liquidation and dissolution of the Company following the Closing and (iii) the amendment of the Company’s certificate of incorporation to change the Company’s name in accordance with Section 5.18, shall be the only matters (other than procedural matters) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting, provided that approval by the Company Stockholders of the matters described in clauses (ii) and (iii) shall not be conditions to approval of the Company Stockholder Vote or the Closing of the Asset Sale hereunder. Except as permitted by Section 5.03(d), the Company Proxy Statement delivered to the stockholders of the Company in connection with the Company Stockholders’ Meeting shall include the Company Board Recommendation, as well as the Fairness Opinion.

(b) The Company (in consultation with Purchaser) shall set a single record date for persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and shall not change such record date (whether in connection with the Company Stockholders’ Meeting or any adjournment or postponement thereof) without the prior written consent of Purchaser. The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Purchaser) as promptly as practicable after the Form S-4

Registration Statement is declared effective under the Securities Act. Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the consent of Purchaser (which consent shall not be unreasonably withheld), other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Company believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Company Stockholders prior to the Company’s Stockholders’ Meeting.

(c) The Company’s obligations pursuant to this Section 5.06 shall not be affected by the public announcement or public disclosure of, or the communication to the Company of, any Acquisition Proposal or inquiry or indication of interest with respect thereto, or by a Change of Board Recommendation. The matter to be addressed in the Company Stockholder Vote shall be submitted to the Company Stockholders at the Company Stockholders’ Meeting whether or not (x) the Board of Directors of the Company shall have effected a Change of Board Recommendation or (y) any Acquisition Proposal shall have been publically proposed or announced or otherwise submitted to the Company or any of its Representatives.

Section 5.07 Commercially Reasonable Efforts; Consents and Governmental Approvals; Cooperation.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Company, Parent and Purchaser agrees to use all commercially reasonable efforts to (i) as promptly as practicable, make or obtain (as applicable), from any Governmental Authority or other Person (in the case of the Company, pursuant to Contracts to which the Company or any Subsidiary is a party), all notices, filings, consents, waivers, approvals, authorizations, permits or orders required to be made or obtained by the Company, Parent and Purchaser in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including filings under any applicable Antitrust Laws (ii) prevent the issuance of, or lift or rescind, any judgment, injunction, order, decree or ruling or the taking of any action by any Governmental Authority that could materially adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement, (iii) not take any action, or knowingly omit to take any action (except, in the case of the Company, as otherwise permitted by Section 5.03), that would be reasonably likely to result in any of the conditions to the consummation of the Asset Sale set forth in Article VI hereof not being satisfied, and (iv) in the event that any Action relating to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto. Without limiting the foregoing, the Company, Parent and Purchaser shall use their respective commercially reasonable efforts to respond at the earliest practicable date to any requests for additional information made by any Governmental Authorities in connection with any Antitrust Filings, to take all actions necessary to cause any applicable waiting periods under the HSR Act and with regard to any other Antitrust Filings to terminate or expire at the earliest possible date (including requesting early termination), to take commercially reasonable actions necessary to obtain any necessary approval with regard to any Antitrust Filings and to resist in good faith, at each of their respective cost and expenses, any assertion that the transactions contemplated under this Agreement constitute a violation of a Requirements of Law, and to take commercially reasonable actions to eliminate every impediment that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date). The Company, Parent and Purchaser shall cooperate fully with regard to any Antitrust Filings and the fulfilling of other obligations under this Section 5.07, and each shall promptly supply the other with any information which may be required in order to effectuate any Antitrust Filings. Parent shall be responsible for paying all filing fees associated with any Antitrust Filings.

(b) Each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or Purchaser or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority whose consent is required, or alleging that the consent of such third party or Governmental Authority is or may be required, with respect to the Asset Sale and the other transactions contemplated by this Agreement.

(c) Notwithstanding the foregoing, nothing in this Section 5.07 or otherwise in this Agreement shall require or be deemed to require Parent or any of its Subsidiaries to agree to or take any action that constitutes or would result in any Burdensome Condition. For purposes of this Agreement, a “Burdensome Condition” shall mean executing or carrying out agreements, submitting to orders (including consent decrees) or taking any other action (i) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or business or categories of assets or businesses of the Company, Parent or their respective Subsidiaries or the holding separate of the capital stock of a Subsidiary of Parent or the Company, or (ii) imposing or seeking to impose any limitation on the ability of the Company, Parent or any of their respective Subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Parent, the Company or their respective Subsidiaries that, in the case of (i) and (ii), individually or in the aggregate, would, or would reasonably be expected to, result in (A) the sale or divestiture of a material asset of the Company, Parent or any of their respective Subsidiaries (B) a Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries determined based on whether such action with respect to a comparable amount of assets or business of the Company and its Subsidiaries would have a Material Adverse Effect, or (C) a material adverse effect on the benefits which Parent reasonably expects to be realized or derived from the transactions contemplated by this Agreement, in each case following the Closing.

Section 5.08 Notification of Certain Matters

(a) Each of the Company and the Parent shall give prompt notice to the other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (y) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) The Company shall as promptly as practicable provide advance oral and written notice to Parent of any matter to be voted upon by the Management Committee or Members of Dynamic and, prior to any vote by representatives of the Company appointed to the Management Committee or any vote by the Company as a Member of Dynamic on any matter, the Company shall consult with and consider in good faith the views of Parent with respect thereto.

Section 5.09 Further Assurances.

(a) The Company, from time to time after the Closing, at the request of the Parent or the Purchaser and without further consideration, other than payment of reasonable out-of-pocket expenses approved in advance by the Parent or the Purchaser and incurred in connection with such efforts, shall execute and deliver further instruments of transfer and assignment and take such other action as Parent or Purchaser may reasonably require, and cause its Subsidiaries and Affiliates to do the same, to transfer more effectively and assign to, and vest in, the Purchaser, the Purchased Assets and all rights thereto, and to implement fully the provisions of this Agreement and the transactions contemplated hereby.

(b) In the event that the Company (or any of its Subsidiaries or Affiliates) receives payments that constitute Purchased Assets on or after the Closing Date, the Company hereby agrees promptly to, and in any event within three (3) Business Days of receipt, remit such payments (net of any applicable bank fees) to the Purchaser; and likewise, if the Parent or the Purchaser (or any of their Subsidiaries or Affiliates) receives payments that constitute Excluded Assets on or after the Closing Date, the Parent and the Purchaser hereby agree to promptly, and in any event within three (3) Business Days of receipt, remit such payments (net of any applicable bank fees) to the Company. The Parent, the Purchaser and the Company shall cooperate to notify promptly the Company’s customers during and after the Pre-Closing Period of the new bank accounts of the Purchaser for remittance of funds in the future.

Section 5.10 Employee Matters.

(a) Except as set forth below, (i) prior to the Closing, the Company will, and will cause its Subsidiaries to, honor, in accordance with their terms, all existing employment, change in control, severance or other agreements between the Company or any of its Subsidiaries, and any officer, director or employee of the Company or any of its Subsidiaries, each of which is listed in Section 3.10 of the Company Disclosure Schedules.

(b) Purchaser will cause service rendered by any employee of the Company and its Subsidiaries prior to the Closing to be taken into account for vesting, eligibility and benefits purposes (but excluding for benefits accruals purposes with respect to any existing defined benefit plans or any other Benefit Plan, or where such credit would result in a duplication of benefits) under any employee benefit plan of Purchaser (“Successor Plans”) which is made available to any such employee hired by Purchaser as of Closing or who becomes eligible to participate in a Successor Plan as a result of this transaction, to the same extent as such service was or should have been taken into account under the corresponding Benefit Plan (if any) of the Company and its Subsidiaries for those purposes, except where it would result in a duplication of benefits. Purchaser will use its reasonable commercial efforts to provide that, in each case, pursuant to the Company’s records which shall be provided by Company to Purchaser as soon as possible following Closing: (i) any employee of the Company and its Subsidiaries hired by Purchaser as of Closing or who becomes eligible to participate in a Successor Plan as a result of this transaction will not be subject to any waiting period or pre-existing condition limitation under any Successor Plan for any condition for which they would have been entitled to coverage under the corresponding Benefit Plan of the Company or its Subsidiaries in which they participated prior to the Closing, except to the extent of any waiting periods that had not been met as of the Closing; and (ii) Purchaser will credit any covered expenses incurred by any such employee, for any plan period prior to the Closing, toward any co-payments and deductibles limits and out-of-pocket maximums under any applicable Successor Plan for the applicable plan year in which the Closing occurs.

Section 5.11 Anti-Takeover Laws. The Company shall take all reasonable steps to exclude the applicability of, or to assist Parent and Purchaser in any challenge to the validity or applicability to the Asset Sale or any other transaction contemplated by this Agreement of, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

Section 5.12 Press Releases. Each of Parent and the Company agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of them without the prior written consent of Parent and the Company (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable U.S. or foreign securities exchange or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use all commercially reasonable efforts to allow Parent or the Company, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the party required to make such disclosure. Parent and the Company agree that the initial press release to be issued with respect to the Asset Sale should be in the form agreed by them.

Section 5.13 Tax Matters. The parties intend for the transactions described in this Agreement to qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. The reorganization will consist of (i) the transfer of the Purchased Assets to the Purchaser (as an entity disregarded for tax purposes as being separate from Parent) solely in exchange for the Consideration and the assumption by the Purchaser of the Assumed Liabilities and (ii) the distribution by the Company on or promptly after the Closing Date of the Consideration to the Company Stockholders in liquidation and dissolution of the Company. The parties to this

Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The Purchaser and the Company shall prepare and file with each of their respective Tax Returns all information required by Section 1.368-3 of the United States Treasury Regulations and related provisions of such Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. Notwithstanding the foregoing, Parent and Purchaser make no representations or warranties to the Company, its Subsidiaries or to any holder or former holder of Company Common Stock, Company Options or Company Warrants regarding the Tax treatment of the transactions, whether the transaction will qualify as a tax-free reorganization under the Code, or any of the Tax consequences to the Company, its Subsidiaries or any holder of Company Common Stock, Company Options or Company Warrants. The Company acknowledges that the Company, its Subsidiaries and the holders of Company Common Stock, Company Options and Company Warrants are relying solely on their respective Tax advisors in connection with this Agreement and the transactions contemplated hereby.

Section 5.14 Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on NASDAQ.

Section 5.15 Consents. The Company shall use its commercially reasonable efforts, and the Purchaser shall cooperate with the Company, to obtain at the earliest practicable date all consents or approvals required for the transfer of the Contracts that constitute Purchased Assets. If any required consent to the assignment of any Contract to which the Company is a party is not obtained as of the Closing, subject to satisfaction or waiver of the conditions set forth in Section 6.02(d), such Contract shall be an Excluded Asset and shall not be assigned to the Purchaser; provided, however, if any such consent is not obtained prior to the Closing, the Company and the Purchaser shall cooperate with each other as reasonably requested by the other party during the period between the Closing Date and the date of dissolution of the Company in order to obtain, at the expense of the Purchaser, the required consent to assignment. If such consent is obtained following the Closing, such Contract shall become a Purchased Contract as of the date such consent is obtained and shall be deemed to be included on Annex A to the Assignment and Assumption Agreement and the Purchaser shall promptly provide the Company with a copy of the Assignment and Assumption Agreement and the annex thereto evidencing such inclusion.

Section 5.16 Liquidation and Satisfaction of Claims. As promptly as practicable following the Closing, the Company shall proceed to wind up its affairs, satisfy all valid claims of creditors and others having claims against the Company, and distribute any remaining assets to its stockholders, all in full compliance with applicable Law. To the extent that any distribution is subject to withholding or similar taxes, the Company shall withhold the required amounts from such distributions and remit such amounts to the applicable Tax Authority as required by Law. In no event shall the Company make any distribution to its stockholders if, after giving effect to such distribution, in the reasonable judgment of the Company’s Board of Directors the Company would be insolvent or unable to pay its debts as they come due, would have remaining liabilities in excess of its remaining assets, or would otherwise be unable to satisfy in full all valid claims against the Company. Subject to Section 5.05(f), to the extent applicable, nothing in this Agreement shall prohibit the Company from selling any of the Parent Common Stock to be delivered in payment of the Purchase Price as may be necessary, in the reasonable judgment of the Company’s Board of Directors, in connection with the liquidation and dissolution of the Company.

Section 5.17 Litigation. Notwithstanding anything to the contrary set forth herein, the Company shall promptly notify Parent if it receives notice of any Action instituted or threatened against the Company, its Subsidiaries or any of its, or their Representatives’, directors, officers or Affiliates, including by any Company Stockholder, before any Governmental Authority, whether relating to this Agreement, the Asset Sale or the other transactions contemplated hereby or any other matter or claim. Until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Company shall give Parent the opportunity to participate in the defense and settlement of any litigation whether currently pending or initiated after the date hereof, and the Company shall not settle any such litigation without Parent’s prior written consent.

Section 5.18 Name Change. On the Closing Date, the Company shall change its corporate name to a name not including the word “Syntroleum” or any words similar thereto, subject to obtaining the Company Stockholder Vote and following the Closing of the Asset Sale.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE ASSET SALE

Section 6.01 Conditions to Each Party’s Obligation to Effect the Asset Sale. The respective obligations of the parties to effect the Asset Sale shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. All (a) waiting periods under the HSR Act, if any, and any other Antitrust Filings applicable to the transactions contemplated hereby shall have expired or terminated, and (b) all actions, permits and approvals by or in respect of, and all registrations and filings with, any Governmental Authority as set forth in Section 6.01(a) of the Company Disclosure Schedules that are required to permit the consummation of the transactions contemplated hereby shall have been taken, made or obtained and shall remain in full force and effect.

(b) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly adopted by the Company Stockholder Vote.

(c) No Injunctions or Restraints; Illegality. No order, stay, judgment, injunction or decree issued by any court or Governmental Authority of competent jurisdiction of the federal government of the United States of America or any state thereof making the Asset Sale illegal or otherwise prohibiting the consummation of the Asset Sale shall be in effect, and no Governmental Authority shall have instituted any proceeding seeking any such order, stay, judgment, injunction or decree and such proceeding remains unresolved; provided that prior to invoking this provision, each party hereto agrees to comply with Section 5.07.

(d) Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(e) Listing. The shares of Parent Common Stock to be issued in payment of the Purchase Price shall have been approved for listing (subject to official notice of issuance) on NASDAQ.

Section 6.02 Conditions to Obligations of Purchaser. The obligations of Parent and Purchaser to effect the Asset Sale are also subject to the satisfaction, or waiver by Parent, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.19, and Section 3.22 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date); and (ii) each of the representations and warranties of the Company contained in this Agreement other than those specifically referred to in clause (i) immediately above (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.02(a) and 6.02(b).

(d) Consents. The Company shall have obtained all consents, approvals, authorizations, qualifications and orders of all Governmental Authority and third parties set forth in Section 6.02(d) of the Company Disclosure Schedules.

(e) Subsidiary Equity. The Purchaser shall have received stock certificates representing all ownership interests held by the Company in each of its Subsidiaries duly endorsed in blank or accompanied by stock transfer powers and the Company shall have executed and delivered an assignment of its interest in Dynamic necessary under Section 9.5 of the Dynamic Operating Agreement for Purchaser to be substituted as a Member of Dynamic.

(f) Assignment and Assumption Agreement. The Company shall have executed and delivered to Purchaser an Assignment and Assumption Agreement.

(g) IP Transfer Agreements. The Company shall have executed and delivered to Purchaser the IP Assignment Agreements.

(h) Other Documents. The Purchaser shall have received each other document reasonably requested by Parent to be delivered by the Company to effectuate the terms of this Agreement.

(i) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(j) Resignations. Purchaser shall have received the written resignation, effective as of the Closing, of each director, manager, and officer or individual holding any similar positions of the Company’s Subsidiaries listed on Section 3.01(b) of the Company Disclosure Schedules.

(k) No Actions. There shall not have been asserted or be pending any Action or Claim directly or indirectly involving the Company, this Agreement, the Asset Sale or the other transactions contemplated hereby, that, in the reasonable judgment of Purchaser, would be likely to have a material adverse effect on the benefits Purchaser reasonably expects to be realized or derived from the transactions contemplated by this Agreement.

(l) Key Employees. Each Person listed on Section 6.02(l) of the Company Disclosure Schedules attached hereto shall have executed and delivered an employment agreement with the Purchaser or otherwise accepted employment with Purchaser, in form and substance satisfactory to Purchaser, effective as of the Closing.

(m) Additional Employees. No less than six of all current engineers of the Company, excluding those engineers assigned to the Sasol project as of the date hereof, shall have accepted employment with the Purchaser effective upon the Closing.

(n) Decrees, Judgments, etc. There shall not have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Asset Sale by any domestic or foreign court or other Governmental Authority that, in the reasonable judgment of the Purchaser, would be expected to, directly or indirectly, prohibit or impose any material limitations on, the Purchaser’s ownership or operation of the Purchased Assets, or compel the Purchaser to dispose of or hold separate any material portion of the Purchased Assets of the Company or any Subsidiary or the Purchaser, in each case taken as a whole.

(o) Casualty or Other Events. Since the date of this Agreement, neither the Company nor any of its Subsidiaries shall have sustained any damage, destruction or loss by reason of fire, explosion, earthquake, casualty, labor trouble (including but not limited to any claim of wrongful discharge or other unlawful labor practice), requisition or taking of property by any government or agent thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of Contracts, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance) that has resulted or would be reasonably likely to result in a Material Adverse Effect.

(p) FIRPTA Documents. Purchaser shall have received FIRPTA documentation, including (i) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in form reasonably satisfactory to Purchaser, dated as of the Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of the Company on behalf of the Company, together with written authorization for Purchaser to deliver such notice to the Internal Revenue Service on behalf of the Company after the Closing, and (ii) a FIRPTA Notification Letter, in form reasonably satisfactory to Purchaser, dated as of the Closing Date and executed by the Chief Executive Officer of the Chief Financial Officer of the Company on behalf of the Company.

(q) Other Documents. Purchaser shall have received each other document reasonably required to be delivered to Purchaser to effectuate the terms of this Agreement.

Section 6.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Asset Sale is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Purchaser contained in Article IV shall be true and correct as of the Closing Date as though made as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct only as of such earlier date); such representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any “materiality” or similar limitations or references to Material Adverse Effect set forth therein) are untrue or incorrect, individually or in the aggregate, has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by this Agreement.

(b) Performance of Obligations of Purchaser. Parent and Purchaser shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.03(a) and 6.03(b).

(d) Purchase Price. The Company shall have received the Purchase Price in the form of book-entry shares of Parent Common Stock from the transfer agent of the Purchaser.

(e) Assignment and Assumption Agreement. Purchaser shall have executed and delivered to the Company the Assignment and Assumption Agreement and such other documentation reasonably necessary under Section 9.5 of the Dynamic Operating Agreement to confirm the agreement of Purchaser to be substituted as a Member of Dynamic, bound by the provisions of the Dynamic Operating Agreement.

(f) Other Documents. The Company shall have received each other document reasonably required to be delivered by the Company to effectuate the terms of this Agreement.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Asset Sale may be abandoned, at any time prior to the Closing (whether before or after the Company Stockholders’ Meeting, by written notice by the terminating party or parties to the other party or parties specifying the provision or provisions of this Agreement pursuant to which such termination is effected:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Asset Sale and such order, decree, ruling or other action shall have become final and non-appealable; provided that in order for either party to seek to terminate this Agreement pursuant to this Section 7.01(b), it must have used all commercially reasonable efforts to lift and rescind such order, decree, ruling or action in compliance with Section 5.06(a);

(c) by either the Company or Parent, if the Asset Sale shall not have been consummated on or before the date which is 150 calendar days following the date on which the Form S-4 Registration Statement is filed with the SEC (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement materially contributed to, or resulted in, the failure of the Asset Sale to be consummated on or before such date;

(d) by either the Company or Parent, if the Company Stockholders’ Meeting shall have been convened, a vote with respect to this Agreement and the Asset Sale shall have been taken thereat and the Company Stockholder Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement materially contributed to, or resulted in, the failure to obtain the Company Stockholder Vote;

(e) by the Company, if there shall have been a Breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Purchaser, which Breach, either individually or in the aggregate, would result in, if occurring or continuing at the Closing, the failure of either of the conditions set forth in Section 6.03(a) or 6.03(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to Parent, or which by its nature or timing cannot be cured within such period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material Breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f) by Parent, if there shall have been a Breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (other than with respect to willful Breaches of Section 5.03 or 5.05), which Breach, either individually or in the aggregate, would result in, if occurring or continuing at the Closing, the failure of either of the conditions set forth in Section 6.02(a) or 6.02(b), as the case may be and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the Company, or which by its nature or timing cannot be cured within such period; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Purchaser is then in material Breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(g) by Parent if (i) there shall have been any willful Breach of the Company’s obligations under Sections 5.03 or 5.05, or (ii) the Board of Directors of the Company (or a committee thereof) fails to make or include in the Company Proxy Statement the Company Board Recommendation or effects a Change of Company Board Recommendation (or publicly announces any intention to do so), or (iii) the Board of Directors of the Company (or a committee thereof) approves or recommends, or publicly proposes to approve or recommend, any Acquisition Proposal, or (iv) following the date any bona fide Acquisition Proposal or any material modification thereto is first publicly announced, disclosed or otherwise made known prior to the time when the Company Stockholders’ Approval is obtained, the Company fails to issue a press release that expressly reaffirms the Company Board Recommendation within ten (10) Business Days following Parent’s written request to do so, or (v) any tender offer or exchange offer constituting an Acquisition Proposal is commenced or materially modified by any third party with respect to the outstanding Company Common Stock prior to the time at which the Company receives the Company Stockholders’ Approval, and the Board of the Company shall not have recommended that the Company Stockholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within ten (10) Business Days after commencement or material modification of such tender offer or exchange offer, unless the Company has issued a press release that expressly reaffirms the Company Board Recommendation within such ten (10) Business Day period.

Section 7.02 Effect of Termination. If this Agreement is terminated prior to the Closing and the Asset Sale is abandoned pursuant to Section 7.01, this Agreement, except for the applicable provisions of Sections 5.11 (Press Releases), 7.02 (Effect of Termination), 7.03 (Fees and Expenses), 7.04 (Limitation on Recovery), 7.05 (Amendment) and 7.06 (Extension; Waiver; Remedies) and Article VIII (Miscellaneous), shall forthwith and immediately upon such termination automatically become null and void and have no effect, without any liability on the part of any party hereto (or any of its Representatives); provided, however, that nothing contained in this Section 7.02 shall relieve any party hereto from any liability for any willful Breach of a representation or warranty contained in the Agreement or the Breach of any covenant in this Agreement, in either case arising prior to termination.

Section 7.03 Fees and Expenses.

(a) Whether or not the Asset Sale is consummated, except as otherwise specifically provided in this Section 7.03, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b) Notwithstanding the foregoing, if (i) Parent terminates this Agreement pursuant to Section 7.01(g), (ii) this Agreement shall have been terminated pursuant to Section 7.01(c), Section 7.01(d) or Section 7.01(f) and (x) any Person shall have made, or announced an intention to make, an Acquisition Proposal that becomes public (whether or not conditional and whether or not withdrawn) after the date of this Agreement, and (y) within 12 months of such termination the Company enters into a definitive agreement with respect to, or consummates an Acquisition Proposal, then the Company shall pay Parent and/or one of its Affiliates, as designated in writing by Parent, the Termination Fee.

(c) “Termination Fee” means an amount in cash equal to $5,000,000.

(d) All payments of the Termination Fee pursuant to this Article VII shall be made by the Company as promptly as reasonably practicable (and, in any event within two (2) Business Days) following the date of termination of this Agreement pursuant to Section 7.01, by wire transfer of immediately available funds to an account designated by the recipient.

(e) Each of the Company, Parent and Purchaser acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the applicable party shall fail to make any payment pursuant to this Article VII when due, the party which fails to make such payment when due shall reimburse the party to whom such payment is due for all reasonable costs and expenses actually incurred by the party to whom payment is due (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.03, together with interest on the unpaid amount at the rate announced by Citibank, N.A. as its “reference rate” in effect on the date such payment was required to be made.

Section 7.04 Limitation on Recovery. If this Agreement is terminated pursuant to Section 7.01(g) then: (i) the sole and exclusive remedy of Parent and Purchaser against the Company and its former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees for Damages shall be to receive the Termination Fee as provided by Section 7.03(b); and (ii) no former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Company shall have any further Liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

Section 7.05 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, at any time before or after adoption of this Agreement by the Company Stockholder Vote but, after any such Company Stockholder Vote, no amendment shall be made that requires the approval of the stockholders of the Company without the approval of such stockholders under the DGCL. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.06 Extension; Waiver; Remedies.

(a) Each party hereto, by action taken or authorized by their respective Boards of Directors or equivalent governing body, as applicable, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein made or to be made by any other party hereto or in any document delivered pursuant hereto by any other party hereto, or (iii) waive compliance by any other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall not be deemed an amendment to this Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Closing. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing.

Section 8.02 Entire Agreement; Assignment; No Additional Representations.

(a) This Agreement, together with the Company Disclosure Schedules, the Purchaser Disclosure Schedules, the Exhibits hereto, the Confidentiality Agreement and the other documents to be delivered pursuant to this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof and thereof. The Agreement and any rights or obligations hereunder shall not be assigned or transferred by any party directly or indirectly by operation of law, contract or otherwise without the prior written consent of the other parties.

(b) Except for the representations and warranties contained in Article IV or the Purchaser Disclosure Schedules, the Company acknowledges and agrees that none of Parent or Purchaser or any other Person on behalf of Parent or Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided by Parent or Purchaser. Neither Purchaser nor any other Person will have or be subject to any Liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, except as may be required by Law with respect to information provided by Parent or Purchaser in writing specifically for inclusion in the Company Proxy Statement.

(c) Each of Parent and Purchaser acknowledges and agrees that (i) none of the Company or its Subsidiaries, or any other Person has made any representation or warranty, expressed or implied, as to the Company, its Subsidiaries or the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent, Purchaser and their respective Representatives, except as expressly set forth in this Agreement or the Company Disclosure Schedules, (ii) neither Parent nor Purchaser has relied on any representation or warranty from the Company or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement or the Company Disclosure Schedules and (iii) none of the Company or its Subsidiaries or any of their respective officers, directors, stockholders, Affiliates or agents shall have or be subject to any Liability to Parent, Purchaser or any other Person resulting from the distribution to Parent, Purchaser or their respective Representatives, or the use by Parent, Purchaser or their respective Representatives of, any information, documents or material (including financial statements) made available to or provided to Parent, Purchaser or their respective Representatives in any “data rooms”, management presentations or in any other form in connection with the transactions contemplated hereby and not otherwise covered by the Company’s representations and warranties contained in this Agreement. Without limiting the generality of the foregoing, each of Parent and Purchaser understands that any cost estimates, projections or other predictions contained or referred to in any of the foregoing or which otherwise have been made available to or provided to Parent, Purchaser or their respective Subsidiaries by or on behalf of the Company or its Subsidiaries are not and shall not be deemed to be representations or warranties of the Company or its Subsidiaries, except to the extent any such information is (a) set forth or incorporated in this Agreement or in the Company Disclosure Schedules or (b) included or incorporated by reference in any Company SEC Document. Each of Parent and Purchaser acknowledges that (w) there are uncertainties inherent in attempting to make such estimates, projections and other predictions, (x) it is familiar with such uncertainties and (y) it has not relied on such estimates, projections or predictions on behalf of the Company or any of its Subsidiaries.

Section 8.03 Validity; Specific Performance.

(a) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Requirements of Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b) Except as set forth in Section 7.04, the parties hereto agree that irreparable Damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise Breached and that such Damages would not be fully compensable by an award of money Damages. It is accordingly agreed that, except as set forth in Section 7.04, the parties hereto shall be entitled to an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or if by internationally recognized courier service two Business Days following sending by overnight delivery, or, upon delivery by facsimile transmission (with receipt confirmed) during the hours of 9:00 A.M. and 5:00 P.M. in the recipient’s time zone as follows:

if to Parent or Purchaser:

Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, Iowa 50010

Attn: President

Phone: (515) 239-8000

Facsimile: (515) 239-8029

with copies to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, California 94111

Attn: Blair W. White

Phone: (415) 983-1000

Facsimile: (415) 983-1200

if to the Company (prior to the Closing):

Syntroleum Corporation

5416 S. Yale Avenue, Suite 400

Tulsa, Oklahoma 74315

Attn: President

Phone: (918) 592-7900

Facsimile: (918) 592-7979

with copies to:

Foley & Lardner LLP

111 Huntington Avenue

Boston, Massachusetts 02199

Attention: Paul D. Broude, Esq.

Phone: (617) 342-4000

Facsimile: (617) 342-4001

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.05 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without giving effect to conflict of law principles thereof), provided that any matters of corporate law related to the Asset Sale or the Company shall be governed by the DGCL. Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the state and federal courts sitting in the County of New York, State of New York, in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in any such court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.06 Descriptive Headings; Rules of Construction.

(a) The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(b) References to any U.S. legal term shall, in respect of any jurisdiction other than the U.S., be construed as references to the term or concept that most nearly corresponds to it in that jurisdiction.

(c) The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Requirements of Law or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

(d) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context otherwise clearly requires (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the terms hereof and thereof; provided that with respect to any agreement, instrument or other document listed in the Company Disclosure Schedules all such amendments, modifications or supplements must also be listed in the appropriate schedule; (ii) any reference herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and regulations promulgated thereunder; (iii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (v) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (vi) “writing”, “written” and comparable terms shall be construed to refer to writing, printing, typing and other means (including electronic and computer means) of reproducing information in a visible form; (vii) the terms “day” and “days” mean and refer to calendar day(s) and the terms “year” and “years” mean and refer to calendar year(s); and (viii) “$” means U.S. dollars.

(e) Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

Section 8.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Furthermore, nothing in this Agreement shall constitute an amendment to, or be construed as amending, modifying or terminating, any benefit plan, program, arrangement or agreement (including, without limitation, any Benefit Plan or Successor Plan) or to affect Purchaser’s or the Company’s or any of their Subsidiaries’ ability to amend, modify or terminate any employee benefit plan, program or arrangement, sponsored, maintained or contributed to by Purchaser, Company or any of their respective Subsidiaries. Without limiting the foregoing, no provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee or any beneficiary or dependent thereof, in respect of continued employment (or resumed employment) with Purchaser or any of its Subsidiaries, or with respect to the compensation, benefits or other terms and conditions of employment with Purchaser or Company or any of their respective Subsidiaries.

Section 8.08 No Personal Liability. This Agreement shall not create or be deemed to create any personal liability or obligation on the part of any direct or indirect stockholder of the Company, the Purchaser, Parent or any of their respective Representatives.

Section 8.09 Company Disclosure Schedules. The inclusion of any information in the Company Disclosure Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.11 Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the following meanings:

“2007 Warrant Agreement” means the Warrant Agreement, dated as of June 22, 2007, between the Company and Tyson Foods, Inc.

“409A Plan” shall have the meaning specified in Section 3.10(p).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that, in the good faith judgment of the Board of Directors of the Company, are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, sale of substantially all assets, recapitalization, restructuring, investment, liquidation, dissolution or similar transaction, of (i) assets that constitute or represent 20% or more of the total assets or total revenues of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the Company Common Stock then outstanding. The parties agree that receipt by the Company of an “Offer Notice” pursuant to Section 9.3 of the Dynamic Operating Agreement constitutes an Acquisition Proposal as set forth herein.

“Action” means any suit, claim, action, arbitration, audit, or known investigation, or alternative dispute resolution action or any other judicial, administrative or arbitral proceeding.

“Adjustment Shares” means the number of shares equal to the quotient of (x) the dollar amount, if any, by which $3,200,000 exceeds the aggregate amount of cash to be transferred to Purchaser at Closing, divided by (y) the Parent Average Share Price (such amount to be rounded up to the nearest whole share).

“Affiliate” of a Person means any corporation, limited liability company, partnership or other entity that controls, is controlled by, or is under common control with such Person. For purposes of this definition of “Affiliate”, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities.

“Affiliated Persons” means (i) any director or officer of the Company or any Subsidiary, (ii) any Affiliate of the Company or any Subsidiary or (iii) with respect to the individual referred to in the foregoing clause (i), any member of the immediate family of any of such individual and any Person that, directly or indirectly, is controlled by such immediate family member.

“Agreement” shall have the meaning specified in the Preamble.

“Antitrust Filings” means Notification and Report Form pursuant to the HSR Act or any other federal, state or foreign law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade reasonably determined by the parties to apply to the Asset Sale and the other transactions contemplated by this Agreement.

“Asset Sale” shall have the meaning specified in the Recitals.

“Assignment and Assumption Agreement” shall have the meaning specified in Section 2.02.

“Assumed Liabilities” shall have the meaning specified in Section 1.03(c).

“Benefit Plans” shall have the meaning specified in Section 3.10(a)(iv).

“Breach” means, with respect to any representation, warranty, covenant, obligation or other provision of any agreement, that there has occurred (or a claim has been made that there has occurred) an inaccuracy in or breach of, or a failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, as the case may be; for the avoidance of doubt, the failure of a condition to be satisfied by itself shall not constitute a Breach.

“Burdensome Condition” shall have the meaning specified in Section 5.07(c).

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Bylaws” means the By-Laws of the Company, as in effect on the date of this Agreement.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Reserve” means cash in an amount equal to the lesser of (a) $5,300,000, and (b) the Company’s cash on hand at Closing.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), as amended from time to time, and any successor statute thereto.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as in effect on the date of this Agreement.

“Change” means any fact, circumstance, change, event, occurrence, development or effect.

“Change of Board Recommendation” shall have the meaning specified in Section 5.03(d).

“Closing” shall have the meaning specified in Section 2.03.

“Closing Date” shall have the meaning specified in Section 2.03.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, or any similar or analogous provision of state Law.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Company” shall have the meaning specified in the Preamble.

“Company and its Subsidiaries” shall have the meaning specified in Section 3.10.

“Company Board Recommendation” shall have the meaning specified in Section 3.03(b).

“Company Common Stock” means, collectively, the Common Stock, par value $0.01 per share, of the Company, and associated rights.

“Company Contract” shall have the meaning specified in Section 3.18(b).

“Company Disclosure Schedules” shall have the meaning specified in Article III.

“Company Group” shall have the meaning specified in Section 3.12(a).

“Company Options” shall have the meaning specified in Section 3.02(a).

“Company Preferred Stock” shall have the meaning specified in Section 3.02(a).

“Company Proxy Statement” shall have the meaning specified in Section 3.23.

“Company Rights Agreement” means the Second Amended and Restated Rights Agreement, dated as of October 24, 2004, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

“Company SEC Documents” shall have the meaning specified in Section 3.05(a).

“Company Securities” shall have the meaning specified in Section 3.02(b).

“Company Stockholder Vote” means the adoption by the affirmative vote of a majority of the issued and outstanding shares of Company Common Stock of a resolution approving the sale of substantially all of the Company’s assets pursuant to, and on the terms and conditions set forth in, this Agreement.

“Company Stockholders” means the holders of Company Common Stock.

“Company Stockholders’ Meeting” shall have the meaning specified in Section 5.06(a).

“Company Warrants” shall have the meaning specified in Section 3.02(a).

“Company’s Knowledge” or a similar phrase means the actual knowledge of the Chief Executive Officer, Principal Financial Officer and any Senior Vice President of the Company, or information which should reasonably have been known to such Persons after due inquiry of the applicable management personnel of the Company, in each case who are likely to have knowledge of the matter in question.

“Confidentiality Agreement” means the confidentiality agreement dated as of February 28, 2012, as amended through the date of this Agreement, by and between the Company and the Parent.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation.

“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, Contract, indenture, mortgage, deed of trust or other instrument or arrangement to which such Person is a party or by which it or any of such Person’s property is bound.

“Damages” means any and all losses, Liabilities, claims, damages, reasonable expenses (including costs of investigation, defense and related reasonable attorneys fees), awards, assessments, fines, costs, reasonable fees, Taxes, penalties, deficiencies, judgments or other amounts paid or incurred, whether in defense or settlement of any Proceeding or otherwise.

“Defined Benefit Plan” means a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, whether funded or unfunded, qualified or non-qualified (whether or not subject to ERISA or the Code).

“DGCL” means Delaware General Corporation Law.

“Documents” shall mean all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, Tax Returns and other Tax records (including Tax Returns and Tax records for the Company and its Subsidiaries and any Company Group and taxpayer and similar identification numbers for each Subsidiary), operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the business and the Purchased Assets in each case whether or not in electronic form.

“Dynamic” means Dynamic Fuels, LLC, a Delaware limited liability company.

“Dynamic Business” means the ownership and operation of the Geismar Facility.

“Dynamic Operating Agreement” means the Limited Liability Company Agreement of Dynamic Fuels, LLC dated as of June 22, 2007, as amended by First Amendment to the Limited Liability Operating Agreement of Dynamic Fuels, LLC effective as of April 5, 2012 and Second Amendment to the Limited Liability Company Agreement of Dynamic Fuels, LLC effective March 13, 2013.

“Environmental Claim” means any Action or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Material (as hereinafter defined) at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

“Environmental Laws” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Company or any of its Subsidiaries, relating to the environment, health and safety, or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 USC 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC, § 2601 et seq.: the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time,

“Equity Award” shall have the meaning specified in Section 3.10(p).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto, and the regulations issued thereunder.

“ERISA Affiliate” shall have the meaning specified in Section 3.10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto, and the rules and regulations of the SEC thereunder.

“Excluded Assets” shall have the meaning specified in Section 1.02.

“Excluded Liabilities” shall have the meaning specified in Section 1.04.

“Excluded Subsidiaries” means Syntroleum International Corporation, a Delaware corporation, and Scout Development Corporation, a Missouri corporation.

“Excluded Taxes” means any Liability for Taxes (a) of (or imposed on) the Company or any of its Affiliates (other than any Purchased Subsidiary) for any taxable period (including any Taxes arising in connection with the transactions contemplated by this Agreement), (b) of (or imposed on) any Purchased Subsidiary for any Pre-Closing Tax Period (or for the Post-Closing Tax Period to the extent that such Taxes arise in or with respect to the Pre-Closing Tax Period), (c) of any Person (other than a Purchased Subsidiary) for which any Purchased Subsidiary is liable as a result of being, having been or ceasing to be a member of an affiliated, consolidated, combined, or unitary group for Tax purposes prior to the Closing (including any Company Group) or as a result of being or ceasing to be a party to any Contract (including any Tax Sharing Agreement) entered into prior to the Closing or as a result of any successor or transferee liability or any law, rule or regulation, which Tax is attributable to any event or transaction occurring on or prior to the Closing, (d) (including any income, transfer, sales, use, and other Taxes) imposed on any Purchased Subsidiary as a result of the transactions contemplated by this Agreement or any ancillary agreements ; and (e) resulting from a breach of any representation or warranty contained in Section 3.12.

“Fairness Opinion” shall have the meaning specified in Section 3.19.

“Financial Advisor” shall have the meaning specified in Section 3.19.

“Form S-4 Registration Statement” shall have the meaning specified in Section 3.23.

“GAAP” shall have the meaning specified in Section 3.05(b).

“Geismar Facility” means the renewable diesel manufacturing plant located in Geismar, Louisiana which is owned and operated by Dynamic.

“Governmental Approval” means approval from a Governmental Authority.

“Governmental Authority” means any foreign, federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Obligations” shall have the meaning specified in Section 2.04.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or the regulations thereunder as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of poly chlorinated biphenyls in excess of 50 parts per million.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law.

“Included Subsidiaries’’ means Dynamic Fuels, LLC, Syntroleum Australia Licensing Corporation, a Delaware corporation, and Syntroleum Australia Credit Corporation, a Delaware corporation.

“Income Tax’’ means any federal, state, local, or non-U.S. income tax measured by or imposed on or with respect to net income, including any interest, penalty, or addition thereto, whether disputed or not.

‘‘Income Tax Return’’ means any Tax Return, declaration relating to Income Taxes.

“Indebtedness” means with respect to any Person, without duplication (a) indebtedness of such Person for borrowed money, (b) any obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) Liabilities of Persons (other than the Company and its Subsidiaries) secured by a Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, (d) Liabilities under or in respect of letters of credit and bank guarantees (including reimbursement obligations with respect thereto, (e) Liabilities under lease obligations required to be classified and accounted for as Capital Leases and Liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction that is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet, and (f) Liabilities in the nature of guarantees of obligations of the type described in the foregoing clauses of any other Person.

“Intervening Event” shall have the meaning specified in Section 5.03(d).

“IP Assignment Agreements” shall have the meaning specified in Section 2.02.

“IRCA” shall have the meaning specified in Section 3.09(a).

“Laws” means any U.S. or non-U.S., federal, state or local statute, law, directive, ordinance, rule, regulation, order, writ, judgment, decree, code, stipulation, determination, award or requirement of a Governmental Authority.

“Liabilities” means any Indebtedness, liabilities, claims, demands, expenses, commitments or obligations of every kind and description.

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, adverse claim or any other title defect or restriction of any kind, including any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest is based on the common law, statute, or Contract, whether such interest is recorded or perfected, and whether such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Losses” means any and all losses, claims, damages, liabilities, judgments, expenses and costs, including, without limitation, reasonable attorneys’ fees, costs of collection and other fees and expenses, (but not including punitive, exemplary, consequential or indirect damages and liability of any kind.)

“Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has, or would reasonably be expected to have (with or without notice or the passage of time, or both), a material adverse effect on: (a) the consummation of the Asset Sale and the other transactions contemplated hereby, or (b) the condition (financial or otherwise), results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided that Material Adverse Effect shall not include:

(i) any Change to the extent resulting from any conditions or changes generally affecting the economy or securities markets of the United States, which conditions or changes do not disproportionately affect the Company relative to other participants in the industry in which the Company and its Subsidiaries operate;

(ii) any Change to the extent resulting from conditions or changes in the industry in which the Company and its Subsidiaries conduct business, which conditions or changes do not disproportionately affect the Company relative to other participants in the industry in which the Company and its Subsidiaries operate;

(iii) any Change to the extent resulting from changes in Law or GAAP (or the interpretation thereof), which conditions or changes do not disproportionately affect the Company relative to other participants in the industry in which the Company and its Subsidiaries operate; and

(iv) any Change to the extent resulting from changes in the Company’s stock price or the trading volume of Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change, other than any of those described in clauses (i) through (iii) above, may be taken into account in determining whether there has been a Material Adverse Effect).

“NASDAQ” shall have the meaning specified in the Recitals.

“Outside Date” shall have the meaning specified in Section 7.01(c).

“Parent” shall have the meaning specified in the Preamble.

“Parent Average Share Price” shall have the meaning specified in Section 2.01.

“Parent Common Stock” means, collectively, the Common Stock, par value $0.0001 per share, of Parent.

“Parent Preferred Stock” shall have the meaning specified in Section 4.04.

“Parent SEC Reports” means forms, reports, registration statements, and other documents filed by Parent with the SEC since January 1, 2011.

“PBGC” means the Pension Benefit Guaranty Corporation (as defined in Title IV of ERISA).

“Permits” shall have the meaning specified in Section 3.13(c).

“Permitted Liens” means (i) Liens securing the obligations of the Company with respect to the Indebtedness, (ii) statutory Liens for unpaid Taxes that are not yet due and payable; (iii) purchase money Liens or the interest of lessors under Capital Leases to the extent that such Liens or interests secure purchase money Indebtedness and so long as (w) such Liens attach only to the asset purchased or acquired and the proceeds thereof, (x) the Indebtedness secured thereby does not exceed the purchase price of the asset purchased or acquired and is not thereafter increased, and (y) such Liens are created substantially simultaneously with the acquisition of such asset; (iv) Liens, which either are for sums not yet delinquent or are being contested in good faith arising by operation of law in favor of warehouses, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money; (v) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance; (vi) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business in the aggregate not exceeding $50,000 at any one time outstanding and not in connection with the borrowing of money; (vi) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, in the aggregate not to exceed $50,000 at any time outstanding; (viii) with respect to any real property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use of operation thereof; and (ix) Liens that are replacements of Permitted Liens to the extent that (w) the original Indebtedness is refinanced, renewed or extended Indebtedness, (x) the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness, (y) the amount of the Indebtedness or other obligations secured thereby is not greater than the original Indebtedness, and (z) the Person granting the replacement Lien is the same Person that granted the Lien being replaced.

“Person” means any individual, corporation, limited liability company, partnership, association, trust, estate, other entity or organization or group (as defined in Section 13(d)(3) of the Exchange Act).

“Post-Closing Tax Period” means any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing Date.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative or otherwise) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proprietary Rights” means all of the Company’s or its Subsidiaries’ now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent applications, trademark applications, service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“Purchase Price” shall have the meaning specified in Section 2.01.

“Purchased Assets” shall have the meaning specified in Section 1.01.

“Purchased Contracts” shall have the meaning specified in Section 1.01(c).

“Purchased Subsidiary” means any Subsidiary of the Company if the interests in such Subsidiary are or will be a Purchased Asset and any direct or indirect Subsidiary of any Purchased Subsidiary.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Disclosure Schedules” shall have the meaning specified in Section Article IV.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration or placing into, through or upon the environment, including any land, soil, surface water, ground water or air.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of such Person and its Subsidiaries.

“Requirements of Law” means as to any Person, provisions of the Governing Documents or other organizational or governing documents of such Person, or any law, treaty, policy, code, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Sarbanes-Oxley Act” shall have the meaning specified in Section 3.05(d).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Act” shall have the meaning specified in Section 3.05(a).

“Series B Preferred Stock” shall have the meaning specified in Section 4.04.

“Severance Agreements” means any agreement requiring payment to any employee, director or consultant of the Company or any termination of service as an employee, director or consultant of the Company as a result of the transactions contemplated hereby.

“Specified Contracts” shall have the meaning specified in Section 1.02(b).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, when used with reference to an entity, any other entity of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or (b) 50% or more of the outstanding securities of which, are owned directly or indirectly by such entity. For the avoidance of doubt, when used in reference to Subsidiaries of the Company, “Subsidiary” shall include Dynamic.

“Subsidiary Securities” shall have the meaning specified in Section 3.02(c).

“Successor Plans” shall have the meaning specified in Section 5.10(b).

“Superior Proposal” means a bona fide Acquisition Proposal (except the references therein to “at least 20%” shall be replaced by “more than 50%”) made in writing that is (i) reasonably likely to be completed on a timely basis and (ii) more favorable from a financial point of view to the Company than the transactions contemplated by this Agreement, and (b) did not result from a Breach or violation of Section 5.03.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. taxes and similar assessments, duties, reporting obligations, impositions and Liabilities relating to taxes, including income, gross receipts, license, payroll, employment, escheat excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar (including health, unemployment, workers’ compensation and pension insurance), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, recapture, public imposts, fees or other taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined, unitary or similar group, including any arrangement for group or consortium relief or similar arrangement; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person or as a result of any obligation under any Contract or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of Taxes.

“Tax Returns” means any return, declaration, report, claim for refund, estimated return or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” shall have the meaning specified in Section 3.12(f).

“Termination Event” means (i) the Company or any of its Subsidiaries, any Benefit Plan or any fiduciary (within the meaning of Section 3(21) of ERISA being subject to, or to the Company’s or Company’s Knowledge being threatened with, a claim (other than routine claims for benefit(s)) against any Benefit Plan or the assets thereof, or against the Company and its Subsidiaries or any of their respective ERISA Affiliates in connection with any Benefit Plan; (ii) the Internal Revenue Service giving notice that it intends to revoke the Tax-qualified status of any Benefit Plan, (iii) the occurrence of a “Reportable Event” described in Section 4043 of ERISA with respect to a Benefit Plan, regardless of whether the PBGC has waived the notice requirements with respect to such event in its regulations; (iv) the imposition, nor notice of imposition, of liability (whether absolute or contingent) on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) the receipt of a notice to terminate a Benefit Plan in a distress termination under Section 4041(c) of ERISA or to appoint a trustee pursuant to Section

4042 of ERISA, or the occurrence of any event or set of circumstances that might reasonably constitute grounds for the PBGC to do either; (vii) the restoration of a Benefit Plan by the PBGC pursuant to Section 4047 of ERISA; (vii) the restoration of a Benefit Plan by the PBGC pursuant to Section 4047 of ERISA, (viii) any of the Company or its Subsidiaries withdrawal from a single-employer plan during the plan year in which it is a substantial employer pursuant to Section 4063 of ERISA; (ix) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 402 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Benefit Plan or the failure by the Company and its Subsidiaries or any of their ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (xi) the incurrence by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV or ERISA with respect to the termination of any Benefit Plan; (xii) a determination that a Multiemployer Plan in which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates participates or has participated is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (xiii) the making of any amendment to any Benefit Plan that could result in the imposition of a lien or the posting of a bond, escrow or other security; and (xiv) the occurrence of a nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in liability to the Company or any of its Subsidiaries; or (xv) the imposition of a lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Benefit Plan.

“Termination Fee” shall have the meaning specified in Section 7.03(c).

“Trading Day” shall have the meaning specified in Section 2.01.

“Treasury Regulations” means the U.S. Treasury Department tax regulations promulgated under the Code, as such regulations may be amended from time to time. References to specific provisions of the Treasury Regulations shall be deemed to include the corresponding provisions of succeeding provisions of the Treasury Regulations.

“U.S.” means the United States of America.

“Wholly-Owned Subsidiary” means a Subsidiary of the Company all of whose capital stock or other equity ownership interests (other than director’s qualifying shares, securities or interests, and/or other shares, securities or interests that are required by applicable Laws to be owned or held by other Persons) are owned by the Company or one or more of its Wholly-Owned Subsidiaries.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Daniel J. Oh
Name:	Daniel J. Oh
Title:	President and Chief Executive Officer

REG SYNTHETIC FUELS, LLC

By:	/s/ Daniel J. Oh
Name:	Daniel J. Oh
Title:	President and Chief Executive Officer

SYNTROLEUM CORPORATION

By:	/s/ Edward G. Roth
Name:	Edward G. Roth
Title:	President and Chief Executive Officer